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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "AGREEMENT") is entered into as of June 2, 2004, by and among Presstek, Inc., a Delaware corporation ("PRESSTEK"), Precision Acquisition Corp., a Delaware corporation and Precision Acquisition Corp., a wholly-owned subsidiary of Presstek ("PURCHASER"), Precision Lithograining Corp. ("PRECISION"), SDK Realty Corp. ("SDK"), and Edward Klepacki, Jr. and Dwight Klepacki (together being the holders of 100% of the issued and outstanding capital stock of Precision and SDK and being referred to herein as the "SHAREHOLDERS").

                                    RECITALS

      WHEREAS, the Shareholders own of record and beneficially all of the issued and outstanding capital stock of Precision, consisting of 1,000 shares of common stock, no par value per share (the "PRECISION SHARES");

      WHEREAS, the Shareholders own of record and beneficially all of the issued and outstanding capital stock of SDK, consisting of 20,000 authorized shares of common stock, no par value per share, 200 of which are issued and outstanding (the "SDK SHARES" and together with the Precision Shares, the "SHARES");

      WHEREAS, the Shareholders desire to sell each and all of the Shares to Purchaser, and Purchaser desires to acquire all of the Shares from the Shareholders; and

      WHEREAS, the Shareholders, the Board of Directors of Precision, and the Board of Directors of SDK have consented to the sale of the Shares to Purchaser.

      In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

      1.    DEFINITIONS AND USAGE OF CERTAIN TERMS

            1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

            "ACCOUNTS RECEIVABLE" means (i) all trade accounts receivable and other rights to payment from customers of SDK and/or Precision or their respective Subsidiaries and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of SDK and/or Precision or their respective Subsidiaries, and (ii) all other accounts or notes receivable of SDK and/or Precision or their respective Subsidiaries and the full benefit of all security for such accounts or notes, and (iii) any claim, remedy or other right related to any of the foregoing.

            "AFFILIATE" means with respect to any Person, any Person which directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

            "ANCILLARY AGREEMENTS" means either of or both the "Precision Ancillary Agreements" and the "Presstek Ancillary Agreements" as the context requires.

            "BREACH" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

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            "BUSINESS" means the activities comprised of the combined Business of Precision and the Business of SDK.

            "BUSINESS DAY" means any day other than (i) Saturday or Sunday or
(ii) any other day on which banks in New York, New York are permitted or required to be closed.

            "BUSINESS OF PRECISION" means the manufacture, sale, and distribution of aluminum offset printing plates for the newspaper, graphic arts and printing industry as presently, or as presently anticipated to be conducted by Precision and the Subsidiaries of Precision.

            "BUSINESS OF SDK" means the management and leasing of certain real estate as conducted by SDK and the Subsidiaries of SDK.

            "CLEANUP" means any removal, containment, corrective action or other remediation or response actions carried out to address the requirements of any Environmental Law or Occupational Safety and Health Law, including measures to address any natural resource damages.

            "CLOSING DATE" means the date on which the Closing actually takes place.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "CONFIDENTIAL INFORMATION" means any and all of the following information of SDK and/or Precision or their respective Subsidiaries, the Shareholders, Purchaser or Presstek that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Purchaser and Presstek on the one hand or SDK and/or Precision and the Shareholders collectively on the other hand) or its representatives (collectively, a "DISCLOSING PARTY") to the other party or its representatives (collectively, a "RECEIVING PARTY"):

            (a) all information that is a trade secret under applicable trade secret or other law;

            (b) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software and database technologies, systems, structures and architectures;

            (c) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, Contracts, the names and backgrounds of key personnel, and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

            (d) all notes, analyses, complications, studies, summaries, and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, on any information included in the foregoing.

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            "CONTRACT" means, with respect to any Person, any written or oral agreement, contract, subcontract, lease, license, sublicense, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, work order, commitment, covenant, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets may be bound.

            "CONTROL" (including with correlative meaning, Controlled by and under common Control with) shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

            "EFFECTIVE TIME" means 12:01 a.m. on the Closing Date.

            "ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

            "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

            "ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, which results or arises from a notice or claim made by a Governmental Authority or other Third Party or from application of any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

            (a) any environmental, health, or safety matter or condition (including on-site or off- site contamination, safety and health matters, release of Hazardous Material and regulation of chemical substances or products or waste material);

            (b) fine, penalty, judgment, award, settlement, legal or administrative proceeding, damage, loss, claim, demand or response, remedial, or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

            (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for Cleanup costs; or

            (d) any other compliance, corrective, or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

            The terms "REMOVAL," "REMEDIAL," and "RESPONSE ACTION" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"); the term "DISPOSAL" shall have the same definition assigned thereto by CERCLA; and the term "REMEDIATION STANDARD" means a numerical standard that defines the concentrations of Hazardous Materials that are permitted to remain without liability in any environmental media after completion of all investigation, removal remediation and/or containment of a Release or Threat of Release.

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            "ENVIRONMENTAL LAW" means any applicable environmental or health and safety related Legal Requirement, including those requiring or relating to:

            (a) advising appropriate authorities, employees, and the public of intended or actual releases of Hazardous Materials, violations of discharge limits, or other prohibitions and the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

            (b) preventing or reducing to acceptable levels, a Release, including any Release covered by a permit or license issued by a Governmental Authority;

            (c) reducing the quantities, preventing the discharge, emission or release, or minimizing the hazardous characteristics of wastes that are generated and complying with waste disposal and recycling requirements;

            (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

            (e) assuring that any Hazardous Materials are properly containerized, inventoried, used and stored;

            (f)   protecting resources, species, and ecological amenities;

            (g) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials and other potentially harmful substances;

            (h) Cleanup of a Release, preventing the Threat of a Release or paying the costs preventing such Threats of Release; or

            (i) making responsible parties pay private parties, or groups of them, for damages done to their health or property or the Environment, or permitting self appointed representatives of the public interest to recover for injuries done to public assets.

            "EQUITY RIGHTS" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA AFFILIATE" means any entity which is a member of: (i) a "controlled group of corporations," as defined in Section 414(b) of the Code;
(ii) a group of entities under "common control," as defined in Section 414(c) of the Code; or (iii) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes SDK or Precision or any Subsidiary of SDK or Precision.

            "ESCROW PERIOD" means that time period beginning at the Closing Date and ending twenty-four (24) months following the Closing Date.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

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            "FACILITIES" means any real property, leasehold or other interest in real property currently owned or operated by any Person and the Tangible
Personal Property currently being used or operated by SDK and/or Precision or their respective Subsidiaries at the respective locations of the Real Property specified in Section 3.13. Notwithstanding the foregoing, for purposes of Sections 3.24, "FACILITIES" shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by SDK and/or Precision or their respective Subsidiaries, including the Real Property and Tangible Personal Property being used or operated by SDK and/or Precision or their respective Subsidiaries at the respective locations of the Real Property specified in Section 3.13.

            "GAAP" means U.S. generally accepted accounting principles, applied on a consistent basis from period to period.

            "GOVERNMENTAL AUTHORITY" means any: (a) nation, state, commonwealth, province, territory, county, municipality or district; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

            "GOVERNMENTAL AUTHORIZATION" means any approval, consent, ratification, waiver, license, permit or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

            "GROUND LEASE" means any long term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

            "GROUND LEASE PROPERTY" means any land, improvements and appurtenances subject to a Ground Lease in favor of SDK and/or Precision or their respective Subsidiaries.

            "HAZARDOUS ACTIVITY" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, at, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on, at, or off the Facilities.

            "HAZARDOUS MATERIAL" means any hazardous or toxic substance, material, or waste, including petroleum and petroleum products, which is or becomes, prior to the Closing, regulated or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance," "hazardous waste" or hazardous chemical" under: (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.Sections 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C.Sections 1801, et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C.Sections 2601 et seq.;
(v) the Occupational Safety and Health Act of 1970, 29 U.S.C.Sections 651, et seq.; (vi) the Solid Waste Disposal Act as amended by the Resource Conservation & Recovery Act, 42 U.S.C.Sections 6901, et seq.; (vii) regulations promulgated under any of the above statutes; or (viii) any other applicable federal, state, or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

            "INVENTORIES" means all inventories of SDK and/or Precision or their respective Subsidiaries, wherever located, including all finished goods, work in process, raw materials, spare parts

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and all other materials and supplies to be used or consumed by SDK and/or
Precision or their respective Subsidiaries in the production of finished goods.

            "KNOWLEDGE" when used with respect to any entity, means the actual knowledge of the directors and executive officers of such entity after due inquiry, and when used with respect to SDK and/or Precision shall also mean the actual knowledge of the Shareholders after due inquiry and when used with respect to Purchaser, shall also mean the actual knowledge of the executive officers of Presstek after due inquiry.

            "LAND" means all parcels and tracts of land in which SDK and/or Precision or any of their respective Subsidiaries has an ownership interest.

            "LEASE" means any Real Property Lease or any lease or rental agreement, license, right to use or installment or conditional sale agreement to which SDK and/or Precision or any Subsidiary is a party and any other SDK or Precision Contract pertaining to the leasing or use of any Tangible Personal Property.

            "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, by-law, principle of common law, regulation, statute, or treaty.

            "LIABILITY" with respect to any Person, means any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

            "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, circumstance or effect that is or is reasonably likely to be materially adverse to the business, employees, assets, financial, condition, or results of operations of such entity taken as a whole with its Subsidiaries, provided that a Material Adverse Effect shall not include a decrease in the public trading price of an entity's common stock.

            "OCCUPATIONAL SAFETY AND HEALTH LAW" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

            "ORDER" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

            "PERMITTED ENCUMBRANCE" means the encumbrances identified on Section
3.13 (a) of the Precision Disclosure Schedule, together with the following: (i) any liens of mechanics, suppliers, vendors, materialmen, laborers, employees, repairmen and other like liens arising in the ordinary course of SDK's or Precision's business, securing obligations which are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings if and to the extent that an adequate reserve shall have been made therefor on Precision's Closing Balance Sheet; (ii) liens incurred or deposits to secure the performance of surety and appeal bonds, bids, leases, performance and return money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice as and to the extent that adequate reserves have been made therefor on Precision's Closing Balance Sheet;

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(iii) purchase money liens incurred in the ordinary course of business, consistent with past practice as and to the extent that adequate reserves have been made therefor on Precision's Closing Balance Sheet; and (iv) with respect to Real Property, privileges, easements, rights of way, licenses, covenants, zoning and other restrictions of record, which individually or in the aggregate, do not affect the current uses or marketability of such Real Property.

            "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or any government or any agency or political subdivision thereof.

            "PRECISION COMMON STOCK" means the shares of Common Stock of Precision, no par value per share.

            "PRECISION DISCLOSURE SCHEDULE" means that Disclosure Schedule dated as of the date hereof and provided by the Shareholders, SDK and Precision to Presstek and Purchaser simultaneously with the execution and delivery of this Agreement.

            "PRECISION EMPLOYEE PLANS" means, collectively, (i) each "employee benefit plan," as defined in Section 3(3) of ERISA; and (ii) all other written or formal plans, enforceable policies or practices or Contracts involving direct or indirect compensation or benefits (including any employment Contracts entered into between Precision or any Subsidiary of Precision and any employee of Precision or any Subsidiary of Precision) currently or previously maintained, contributed to or entered into by Precision or any Subsidiary of Precision under which Precision or any Subsidiary of Precision or any ERISA Affiliate of any of them has any present or future Liability.

            "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

            "REAL PROPERTY" means the Land and improvements and all appurtenances thereto and any Ground Lease Property.

            "REAL PROPERTY LEASE" means any Ground Lease or Space Lease.

            "RECORD" means any information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

            "RELEASE" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the Environment.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SECURITIES LAWS" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC and any other Governmental Authority promulgated thereunder.

            "SEC" means the United States Securities and Exchange Commission.

            "SDK COMMON STOCK" means the shares of common stock of SDK, no par value per share.

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            "SDK OR PRECISION CONTRACT" means any Contract: (a) to which SDK or
Precision, as applicable, or any of their respective Subsidiaries is a party; or
(b) by which SDK or Precision or their respective Subsidiaries or any of their assets is bound or subject to any obligation.

            "SPACE LEASE" means any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

            "SUBSIDIARY" means, when used with reference to any Person, any corporation more than fifty percent (50%) of the outstanding voting securities of which, or any partnership, limited liability company, joint venture or other entity more than fifty percent (50%) of the total equity interest of which, is directly or indirectly owned or Controlled by such Person.

            "TANGIBLE PERSONAL PROPERTY" means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by a Person (wherever located and whether or not carried on such Person's books), together with any express or implied warranty by the manufacturers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto.

            "TAX" or "TAXES" means (i) any and all federal, state, local and foreign Taxes, assessments and other governmental charges, duties, impositions and liabilities relating to Taxes, including Taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property Taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity.

            "THIRD PARTY" means a Person that is not a party to this Agreement or an Affiliate of a party to this Agreement.

            "THIRD PARTY CLAIM" means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

            "THREAT OF RELEASE" or "THREATENED RELEASE" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

            1.2   Usage.

            (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

                  (i) the singular number includes the plural number and vice versa;

                  (ii) references to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

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                  (iii) reference to any gender includes each other gender;

                  (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                  (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement and reenactment of such section or other provision; provided, however, that the foregoing shall not apply in instances in which the Legal Requirement refers to a specific date, time or period;

                  (vi) "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

                  (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

                  (viii) (intentionally omitted)

                  (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

                  (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

            (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used therein shall be interpreted and all accounting determinations thereunder shall be made in accordance with GAAP.

            (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

      2.    PURCHASE AND SALE OF SHARES

            2.1 (a) Purchase and Sales of Shares. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Time, the Shareholders shall sell the Shares to the Purchaser, and deliver or cause to be delivered to Purchaser a certificate representing all of the Shares. Such stock certificate shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such signature guarantees and such other documents as may be reasonably required by Purchaser to effect a valid transfer of the Shares by the Shareholders, free and clear of any and all liens, encumbrances, charges or claims, to Purchaser. By execution of this Agreement, the Shareholders hereby appoint Purchaser as their attorney-in-fact to effectuate transfer of the Shares at the Closing (as hereinafter defined).

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                  (b) Excluded Assets. The parties hereto specifically
acknowledge that prior to the Closing, it is intended that the Shareholders will take title to, and Precision will transfer to the Shareholders, the following three items (collectively referred to herein as the "EXCLUDED ASSETS"): one airplane and two automobiles, as more particularly described on Exhibit 2.1(b); provided, however, that (i) the Shareholders shall take ownership of such Excluded Assets prior to or at the Closing; and (ii) all costs, fees, taxes and other expenses related to the transfer of ownership of the Excluded Assets will be borne by the Shareholders.

            2.2 Consideration. The consideration for the Shares (the "PURCHASE PRICE") will be $13,000,000 in cash, (the "CASH PAYMENT"), of which (a) One Million Three Hundred Thousand Dollars ($1,300,000) (the "ESCROW AMOUNT") shall be deposited with the Escrow Agent to be held under the terms of the Escrow Agreement; and (b) the balance due on the indebtedness set forth on Exhibit 2.2 shall be paid from the Cash Payment at Closing directly to the creditors as identified in Exhibit 2.2: and (c) the remainder shall be distributed in equal shares to the Shareholders.

            2.3 Closing Balance Sheet. At Closing, Shareholders shall deliver to Purchaser an unaudited balance sheet of SDK and Precision (the "CLOSING BALANCE SHEET"), together with a certificate signed by the chief executive officer and the chief financial officer of Precision and SDK certifying (i) that the Closing Balance Sheet was prepared in a manner consistent with the accounting methods used by Precision as of December 31, 2003, applied on a consistent basis throughout the periods involved, (ii) that the Closing Balance Sheet fairly and accurately presents, in all material respects, the financial condition of SDK and Precision as of such date, and (iii) the Closing Adjustment Amount.

            2.4 Section 338(h)(10) Elections. At Presstek's request, the Shareholders (as the common shareholders of SDK and Precision (the "SELLER GROUP")) shall, within the time period prescribed by law for the filing thereof, join with Presstek in making a timely, irrevocable and effective election under
Section 338(h)(10) of the Code and similar elections under applicable state income tax law (collectively, the "SECTION 338(h)(10) ELECTIONS") with respect to Presstek's purchase of the Shares. Shareholders and Presstek and/or Purchaser shall agree on the purchase price allocations, including an allocation for personal good will, and the consent of Shareholders to the purchase price allocations shall not be unreasonably withheld or delayed provided all allocations are based on substantial legal authority or reasonably in accordance with Code Section 338 (the "PURCHASE ALLOCATION"). It is understood and agreed by each of the Shareholders and Purchaser that the purpose of the Purchase Allocation is to benefit the Shareholders in a manner that is not detrimental to Presstek. Any and all disputes related to the failure of the Shareholders on the one hand and Presstek on the other to agree to the allocation of good will related to the Purchase Allocation (the "ALLOCATION DISPUTE") shall immediately be submitted to an arbitrator to determine whether the proposed purchase allocation in question is consistent with the terms of this Section 2.4. The Shareholders on the one hand and Presstek on the other shall mutually select the arbitrator. The arbitrator shall forthwith review the relevant materials related to the Allocation Dispute and shall, within 72 hours from the completion of the arbitration procedure, shall render an opinion which shall be binding on the Shareholders and Presstek. The costs and fees of such arbitration shall be born by the non-prevailing party. Presstek shall prepare an Internal Revenue Service Forms 8023 and 8883 with respect to Presstek's purchase of the Shares and such form shall be duly executed by an authorized person for each of Presstek and the Shareholders in connection with the Closing. Presstek shall, within 120 days following the Closing, prepare the state tax forms, if any, necessary for effectuating the Section 338(h)(10) Elections in the applicable states (the "STATE FORMS") and any schedules (the "TAX SCHEDULES") required to be attached to the Internal Revenue Service Forms 8023 or 8883 or the State Forms (collectively, the "FORMS") Shareholders. The Shareholders shall provide any cooperation that Presstek shall reasonably require in preparing the Tax Schedules and State Forms and shall execute any

State Forms presented to it by Presstek. Presstek shall duly and timely file the Forms (together with the applicable Tax Schedules) as prescribed by Treasury Regulation Section 1.338(h)(10)-1 (as in effect and as it may hereafter be amended) or the corresponding provisions of state income tax law. Presstek and the Shareholders shall prepare all relevant Tax Returns in a manner consistent with the Tax Schedules.

            2.5 Transfer Taxes. Unless otherwise specified in this Agreement, the Shareholders and Purchaser shall each be responsible for one half of any sales, transfer, value added and similar Taxes and recording and filing fees that may be imposed, assessed or payable by reason of the sale and transfer of the Shares pursuant to this Agreement. Purchaser and Presstek agree to take any reasonable actions requested by the Shareholders that would reduce the amount of such taxes imposed with respect to the transactions contemplated by this Agreement.

            2.6 Closing. The purchase and sale provided for in this Agreement (the "CLOSING") will take place at the offices of Purchaser's counsel, McDermott, Will & Emery, 28 State Street, Boston, Massachusetts 02109, at 10:00 a.m. (local time) on the date that is five (5) Business Days following the satisfaction of the Closing conditions set forth in Article 8 and Article 9, unless Purchaser and Precision agree otherwise. Subject to the provisions of
Article 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 10.

      3.    REPRESENTATIONS AND WARRANTIES OF SDK, PRECISION AND THE
            SHAREHOLDERS

            Except as set forth in the Precision Disclosure Schedule delivered to Presstek herewith, the parts of which are numbered to correspond to the Section numbers of this Agreement and which thereby qualify the corresponding representations and warranties contained in this Article 3, the Shareholders, SDK and Precision hereby jointly and severally represent and warrant to Presstek as follows:

      3.1 Organization and Good Standing. SDK and Precision and each Subsidiary of SDK and Precision is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on SDK and/or Precision. All jurisdictions in which SDK or Precision and each Subsidiary of SDK or Precision is duly qualified or registered to do business as a foreign corporation is listed on Section 3.1 of the Precision Disclosure Schedule. Attached to Section 3.1 of the Precision Disclosure Schedule is a true and correct copy of the certificate of incorporation and bylaws and similar governing instruments of each of SDK and Precision and of each of their respective Subsidiaries, each as amended to date (collectively, the "PRECISION CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither SDK, Precision nor any of their respective Subsidiaries are in violation of any of the provisions of the Precision Charter Documents.

      3.2 Subsidiaries. Each of SDK's and Precision's Subsidiaries are listed on Section 3.2 of the Precision Disclosure Schedule, each of which is directly or indirectly wholly-owned by SDK or Precision. Except as set forth in Section
3.2 of the Precision Disclosure Schedule, neither of SDK or Precision has any other Subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture, limited liability company or other business entity. Neither SDK, Precision nor any Subsidiary of SDK or Precision has agreed or is obligated to make, or is bound by any Contract, written agreement, letter of intent, option, insurance policy, or benefit plan or other Contract as in effect as of the date hereof pursuant to which it is required to make any future investment in or capital contribution to any other Person. Except as set forth in Section 3.2 of the Precision Disclosure Schedule, none of SDK, Precision nor any Subsidiary of either of them, has, at any time, been a general partner of any general partnership, limited partnership or other entity or manager or member of any limited liability company. Section 3.2 of the Precision Disclosure Schedule indicates the jurisdiction of organization of each entity listed therein and SDK's or Precision's direct or indirect equity interest therein.

            3.3   Capitalization.

            (a)   Authorized/Outstanding Capital Stock.

                  (i) SDK. As of the date hereof, the authorized capital stock of SDK consists solely of 20,000 shares of SDK Common Stock. As of the date hereof, there are issued and outstanding 200 shares of SDK Common Stock, all of which are owned, beneficially and of record, by the Shareholders. As of the date hereof, there are no other shares of SDK stock, common or preferred, outstanding. All issued and outstanding shares of SDK Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights and have been offered, issued, sold and delivered by SDK in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. Section 3.3(a)(i) of the Precision Disclosure Schedule sets forth the authorized and issued and outstanding capital stock of each Subsidiary of SDK. There are no outstanding stockholder agreements, voting trusts, proxies or other Contracts to which SDK, any such Subsidiary of SDK or, to the Shareholders' knowledge, to which any other Person is a party, relating to the voting of any shares of SDK or any such Subsidiary's capital stock.

                  (ii) Precision. As of the date hereof, the authorized capital stock of Precision consists solely of 1,000 shares of Precision Common Stock. As of the date hereof, there are issued and outstanding 1,000 shares of Precision Common Stock, all of which are owned, beneficially and of record, by the Shareholders. As of the date hereof, there are no other shares of Precision stock, common or preferred, outstanding. All issued and outstanding shares of Precision Common Stock have been duly authorized and validly issued and are fully paid and nonassessable are not subject to any right of rescission, are not subject to preemptive rights and have been offered, issued, sold and delivered by Precision in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. Section 3.3(a)(ii) of the Precision Disclosure Schedule sets forth the authorized and issued and outstanding capital stock of each Subsidiary of Precision. There are no outstanding stockholder agreements, voting trusts, proxies or other Contracts to which Precision, any such Subsidiary of Precision or, to Precision's knowledge, to which any other Person is a party, relating to the voting of any shares of Precision or any such Subsidiary's capital stock.

            (b) Options/Warrants/Rights. There is no: (i) outstanding preemptive right, stock appreciation right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from the Shareholders or SDK or Precision or, to the knowledge of the Shareholders, SDK or Precision, from any other Person, any shares of SDK or Precision Common Stock or other securities of SDK or Precision or any Subsidiary of SDK or Precision; (ii) outstanding security, instrument or obligation issued by SDK or Precision or Affiliates of SDK or Precision, that is or may become convertible into or exchangeable for any shares of SDK or Precision Common Stock or other securities of SDK or Precision or any Subsidiary of SDK or Precision; (iii) stockholders' rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which SDK or Precision or any successor of SDK or Precision is or may become obligated to sell or otherwise issue any shares of its capital stock or any securities of any Subsidiary of SDK or Precision; (iv) Contract to which the Shareholders or SDK or Precision is a party relating to the voting or registration of or ,by operation of law or otherwise, restricting any Person from purchasing, selling, pledging assigning, transferring, or otherwise disposing of (or granting any option or similar right with respect to) any shares of SDK or Precision Common Stock or any securities of any Subsidiary of SDK or Precision; (v) liability for dividends accrued but unpaid; or (vi) condition or circumstance, to the knowledge of the Shareholders, SDK or Precision, that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of SDK and/or Precision or any Subsidiary of SDK or Precision, including but not limited to promises to issue or grant securities of SDK or Precision or to recommend to SDK's or Precision's boards of directors to issue or grant securities of SDK or Precision or any Subsidiary of SDK or Precision.

            (c) Title to Shares. Each of the Shareholders has valid title to the Shares and the legal right and power, and all authorizations and approvals required by law, to enter into this Agreement, and to sell, transfer and deliver the Shares to Purchaser; (ii) neither of the Shareholders has sold, assigned or otherwise transferred to any third party any of its right, title or interest in or to any of the Shares; and (iii) there exists no pledge, lien, security interest, adverse claim or encumbrance whatsoever on or relating to any of the shares of SDK or Precision Common Stock. To the Shareholders' knowledge: (x) no Person has claimed any interest in any additional shares of SDK or Precision Common Stock, or any options, warrants or other securities of SDK or Precision or any securities of any Subsidiary of SDK or Precision, except for the Shares owned by the Shareholders; and (y) no third party has made, or has, any claim of entitlement to receive any shares of the capital stock of SDK or Precision or any securities of any Subsidiary of SDK or Precision, any warrants or other rights to acquire any capital stock of SDK or Precision or any other securities of SDK or Precision or any securities of any Subsidiary of SDK or Precision.

            3.4   Power, Authorization and Non-Contravention.

            (a) SDK and Precision and each Subsidiary of SDK and Precision has the right, corporate power, legal capacity and authority to: (i) carry on its business as now conducted; (ii) own, operate and lease its properties in the manner in which its properties are currently owned, used and leased; (iii) perform its obligations under all SDK or Precision Contracts, as applicable, and
(iv) enter into and perform its obligations under this Agreement and all agreements to which it is or will be a party that are required to be executed pursuant to or in connection with this Agreement (the "PRECISION ANCILLARY AGREEMENTS"); except in the case of clause (iii) of this Section 3.4(a) where the failure to have such power, capacity or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SDK and/or Precision or the Business. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of SDK and Precision, including by the Boards of Directors of SDK and Precision for purposes of Chapter 156 (B) or Chapter 156 (D) (as applicable) of the Massachusetts General Laws. The written consent of the Shareholders, as the holders of 100% of the issued and outstanding capital stock of SDK and Precision, certified copies of which have previously been delivered to Purchaser, is sufficient for the approval of the transactions contemplated hereby and no other approval of any holder of any securities of SDK or Precision is required in connection with the consummation of the transactions contemplated hereby.

            (b) No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Authority or other Person, is required to be obtained or made by SDK or Precision or any Subsidiary of SDK or Precision in connection with the execution and delivery of this

Agreement or the consummation of the transactions contemplated hereby, except for: (i) the consents set forth in Section 3.4(b) of the Precision Disclosure Schedule, (ii) such consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Antitrust Filings and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to SDK or Precision, Presstek or Purchaser or prevent, alter or materially delay the consummation of the transactions contemplated hereby.

            (c) This Agreement and the Precision Ancillary Agreements are, or when executed and delivered by SDK and/or Precision and the other parties thereto will be, valid and binding obligations of the Shareholders and SDK or Precision (to the extent a party thereto) enforceable against the Shareholders and SDK and/or Precision (to the extent a party hereto) in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Precision Ancillary Agreements will not be effective until the earlier of the Effective Time and the date provided for therein.

            3.5 No Violation of Charter Documents and Contracts; Compliance with Legal Authorizations; Governmental Authorizations.

            (a) Neither the execution and delivery of this Agreement or any Precision Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, Breach, impairment or violation of any provision of the SDK or Precision Charter Documents, as currently in effect, except as set forth in Section 3.5 of the Precision Disclosure Schedule, or any material SDK or Precision Contracts.

            (b) Except as set forth in Section 3.5(b) of the Precision Disclosure Schedule to the reasonable knowledge of SDK, Precision and the
Shareholders:

                  (i) each of SDK, Precision and each Subsidiary of SDK or Precision is, and at all times since January 1, 2000 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct of operation of its business or the ownership or use of any of SDK's or Precision's assets;

                  (ii) no event has occurred or circumstance currently exists that (with or without notice or lapse of time) constitutes or will result in a violation by SDK, Precision or any Subsidiary of SDK or Precision of, or a failure on the part of SDK, Precision or any Subsidiary of SDK or Precision to comply with, any Legal Requirement; and

                  (iii) neither SDK, Precision nor any Subsidiary of SDK or Precision has received, at any time since January 1, 2000, any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply by SDK, Precision or any Subsidiary of SDK or Precision with, any Legal Requirement.

            (c) Section 3.5(c) of the Precision Disclosure Schedule contains a complete and accurate list of each material Governmental Authorization that is necessary to permit SDK and Precision to lawfully conduct and operate their businesses in the manner they currently conduct and operate their businesses and to permit SDK and Precision to own and use their assets in the manner in which they currently own and use such assets. Each Governmental Authorization listed or required to be listed in

Section 3.5(c) of the Precision Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.5(c) of the Precision Disclosure
Schedule:

                  (i) to the reasonable knowledge of SDK, Precision and the Shareholders, each of SDK and Precision and each Subsidiary of SDK and Precision is, and at all times since January 1, 2000 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.5(c) of the Precision Disclosure Schedule;

                  (ii) to the reasonable knowledge of SDK, Precision and the Shareholders, no event has occurred or circumstance currently exists that may (with or without notice or lapse of time) (A) constitute or will result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.5(c) of the Precision Disclosure Schedule, or (B) will result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.5(c) of the Precision Disclosure Schedule;

                  (iii) neither SDK, Precision nor any Subsidiary of SDK or Precision have received, at any time since January 1, 2000, any notice or other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.5(c) of the Precision Disclosure Schedule, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization listed or required to be listed in Section 3.5(c) of the Precision Disclosure Schedule; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.5(c) of the Precision Disclosure Schedule have been duly filed on a timely basis with the appropriate Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities.

            3.6   Documents and Disclosures.

            (a) SDK and Precision have made available to Presstek for examination true and complete copies of all documents and information listed in the Precision Disclosure Schedule or other exhibits called for by this Agreement, as well as (i) SDK's and Precision's minute books containing all records of all proceedings, consents, actions and meetings of the stockholders, the Board of Directors and any committees of the Board of Directors of SDK and Precision; (ii) all Governmental Authorizations, permits, Orders and consents issued by any regulatory agency or other Governmental Authority with respect to SDK and Precision and the Business; and (iii) all of the foregoing documents and information with respect to the Subsidiaries of SDK and Precision.

            (b) There has not been any violation of any of the provisions of the Precision Charter Documents, or of any resolution adopted by the stockholders or boards of directors, of SDK or Precision or any Subsidiary of SDK or Precision, and to the knowledge of the Shareholders, SDK or Precision, no event has occurred and is continuing, and no condition or circumstance exists, that likely would (with or without notice and/or lapse of time) constitute or result directly or indirectly in such a violation.

            (c) The books of account, stock records, minute books and other records of SDK and Precision and their respective Subsidiaries: (i) are in all material respects true and complete, (ii) have been maintained in accordance with reasonable business practices and (iii) accurately and fairly reflect in all material respects the transactions and dispositions of the assets of SDK and Precision and their respective Subsidiaries.

            3.7 Precision Financial Statements. Included in Section 3.7 of the Precision Disclosure Schedule are the consolidated audited financial statements of SDK and Precision for the fiscal years ended December 31, 2001, 2002 and 2003 and a reviewed financial statement for the six month period ended June 30, 2004 will be provided prior to Closing, each certified by its chief executive officer and its chief financial officer as being prepared in a manner consistent with the accounting methods used by Precision as of December 31, 2003, applied on a consistent basis throughout the periods involved except as may be indicated in the notes thereto, (collectively, the "PRECISION FINANCIAL STATEMENTS") audited by Lester Halpern & Company; and the Precision Financial Statements (i) fairly present in all material respects the consolidated financial position of SDK and Precision and the Subsidiaries of SDK and Precision as at the respective dates thereof and the consolidated results of SDK and Precision's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments; and (ii) contain no adverse opinion or disclaimer of opinion and except as set forth in Section 3.7 of the Precision Disclosure Schedule were not qualified or modified as to uncertainty, audit scope or accounting principal. Except as set forth on Section 3.7 of the Precision Disclosure Schedule, since December 31, 2003 (the "BASE BALANCE SHEET DATE"), neither SDK nor Precision, nor any Subsidiary of SDK or Precision, has any liabilities to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) except for liabilities incurred since the Base Balance Sheet Date in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to the business, results of operations or financial condition of SDK or Precision and the Subsidiaries of SDK and/or Precision taken as a whole and liabilities incurred in connection with this Agreement. There has been no change in Precision's accounting policies during the periods covered by the Precision Financial Statements, except as described in the notes to the Precision Financial Statements. Neither SDK nor Precision have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Precision Financial Statement or under Section 3.7 of the Precision Disclosure Schedule, except for those that may have been incurred after the Base Balance Sheet Date in the ordinary course of the Business, consistent with past practice and that in an aggregate do not exceed $50,000, and those that occur after the date of this Agreement will be in compliance with this Agreement or with the express written consent of Presstek.

            3.8 Internal Control Over Financial Reporting. SDK and Precision have implemented a process, designed by, or under the supervision of, Precision's principal executive and principal financial officers, and effected by SDK's and Precision's boards of directors, management and other personnel, to provide reasonable assurance regarding the reliability of the preparation of financial statements and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of SDK and Precision and their respective Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of SDK and Precision and their respective Subsidiaries are being made only in accordance with authorizations of management and directors of SDK and/or Precision and their respective Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of SDK's or Precision's assets.

            3.9 Accounts Receivable. The Accounts Receivable shown in the balance sheet contained in Precision Financial Statements as of December 31, 2003 (the "BASE BALANCE SHEET") arose in the ordinary course of business consistent with past practice and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Base Balance Sheet. The Accounts Receivable of SDK and Precision and their respective Subsidiaries arising after the Base Balance Sheet Date and prior to the Closing Date arose or will arise in the ordinary course of business consistent with past practice and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with the past practices of SDK and/or Precision and their respective Subsidiaries. To the knowledge of the Shareholders, SDK and Precision, the Accounts Receivable are not subject to any material claim of offset, recoupment, setoff or counter-claim and they have no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim in any such case, except to the extent otherwise reflected in the allowances for doubtful accounts as provided for in the Base Balance Sheet or, with respect to Accounts Receivable arising after December 31, 2003 and prior to the Closing Date, as determined in the ordinary course of business consistent with the past practices of SDK, Precision and their respective Subsidiaries. No material amount of Accounts Receivable are contingent upon the performance by SDK and/or Precision or any of their respective Subsidiaries of any obligation or Contract other than normal warranty repair and replacement and other than products' progress bills in the ordinary course of business consistent with past practice. No Person has any Encumbrance on any of such Accounts Receivable and no agreement for deduction or discount has been made with respect to any of such receivables other than discounts provided in the ordinary course of business and consistent with past practices. Section 3.9 of the Precision Disclosure Schedule sets forth an aging of Accounts Receivable of SDK and/or Precision and their respective Subsidiaries in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of Accounts Receivable which are subject to asserted warranty claims. Section 3.9 of the Precision Disclosure Schedule sets forth such amounts of Accounts Receivable which are subject to asserted warranty claims known to the Shareholders by customers and information regarding asserted warranty claims known to the Shareholders made within the last year, including the type and amounts of such claims. Except as set forth on Section 3.9 of the Precision Disclosure Schedule, neither SDK nor Precision has any Accounts Receivable from any person, firm or corporation which is affiliated with SDK and/or Precision or from any director, officer or employee or Affiliate of SDK and/or Precision, the Shareholders or any Subsidiary of SDK or Precision.

            3.10 Banking Relations. All of the arrangements which SDK and/or Precision and their respective Subsidiaries have with any banking institutions are described in Section 3.10 of the Precision Disclosure Schedule, indicating with respect to each such arrangement the type of arrangement maintained (such as checking account, borrowing arrangement, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

            3.11 Litigation. Except as set forth is Section 3.11 of the Precision Disclosure Schedule, there is no Proceeding pending against SDK and/or Precision or any of their respective Subsidiaries, nor, to the knowledge of the Shareholders, SDK and Precision, is any Proceeding threatened against SDK and/or Precision or any of their respective Subsidiaries before any Governmental Authority or arbitrator that, if determined adversely to SDK or Precision or any of their respective Subsidiaries, may reasonably be expected to have a Material Adverse Effect on SDK and/or Precision or the Business. There is no material unsatisfied adverse judgment, decree, injunction or ruling of a Governmental Authority or arbitrator outstanding against SDK and/or Precision or any of their respective Subsidiaries. There is no Proceeding pending as to which SDK or Precision have received notice of assertion against SDK and/or Precision, which in any manner could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

            3.12  Taxes.

            (a) the Shareholders, SDK and Precision and each Subsidiary of SDK and Precision have timely filed all federal, state, local and foreign returns, reports, estimates, information statements or other documents or information required to be supplied to any "Tax" authority relating to "Taxes" required to be filed by or on behalf of the Shareholders, SDK and Precision and each Subsidiary of SDK and Precision ("TAX RETURNS"). Such Tax Returns are true, correct and complete. The Shareholders, SDK and Precision and each Subsidiary of SDK and Precision have paid all Taxes required to be paid, have made all necessary estimated tax payments, and has no liability for Taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the Precision Financial Statements or, with respect to Taxes that are not yet due on or prior to the date of this Agreement and which have become due thereafter, adequate reserves have been established by the Shareholders, SDK or Precision prior to the Closing.

            (b) the Shareholders, SDK and Precision and each Subsidiary of SDK and Precision have withheld and paid all Taxes required by applicable law to be withheld and paid in connection with any amounts paid or owing to any employee, independent producer or contractor, creditor, stockholder, or other third party.

            (c) No claim has ever been made by a Governmental Authority in a jurisdiction where SDK or Precision or any Subsidiary of SDK or Precision does not file Tax Returns that SDK and/or Precision or any Subsidiary of SDK and/or Precision is or may be subject to taxation by that jurisdiction.

            (d) Neither of the Shareholders, SDK or Precision, nor any Subsidiary of SDK or Precision, have been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, or to the knowledge of the Shareholders, proposed or assessed against the Shareholders, SDK or Precision or any Subsidiary of SDK or Precision, nor have the Shareholders, SDK or Precision or any Subsidiary of SDK or Precision executed any currently effective waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Shareholders, SDK and Precision and each Subsidiary of SDK and Precision have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

            (e) No audit or other examination of any Tax Return of the Shareholders, SDK and/or Precision or any Subsidiary of SDK or Precision by any Tax authority is presently in progress, nor have the Shareholders, SDK or Precision or any Subsidiary of SDK or Precision been notified of any request for such an audit or other examination.

            (f) No adjustment relating to any Tax Returns filed by the Shareholders on behalf of SDK and/or Precision, or any Subsidiary of SDK or Precision has been proposed in writing formally or informally by any Tax authority to the Shareholders, SDK or Precision or any Subsidiary of SDK or Precision or any representative thereof.

            (g) None of the Shareholders, SDK or Precision, nor any Subsidiary of SDK or Precision have any liability for unpaid Taxes which has not been accrued for or reserved on the Closing Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the Closing Balance Sheet Date in connection with the operation of the business of the Shareholders, SDK or Precision or the Subsidiaries of SDK or Precision in the ordinary course.

            (h) There is no agreement, plan or arrangement to which any of the Shareholders, SDK or Precision or any Subsidiary of SDK or Precision is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of the Shareholders, SDK or Precision or any Subsidiary of SDK and/or Precision, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Shareholders, SDK and/or Precision or any Subsidiary of SDK and/or Precision is a party or by which it is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

            (i) None of the Shareholders, SDK and/or Precision, nor any Subsidiary of SDK and/or Precision have filed any consent agreement under former
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Shareholders.

            (j) Except as set forth in Section 3.12(j) of the Precision Disclosure Schedule, none of the Shareholders, SDK or Precision, nor any Subsidiary of SDK and/or Precision, are party to or have any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

            (k) None of the Shareholders, SDK or Precision, nor any Subsidiary of SDK and/or Precision, have been required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing Date.

            (l) None of SDK's or Precision's or any of their respective Subsidiaries' assets are Tax exempt use property within the meaning of Section 168(h) of the Code.

            (m) Except as set forth on Schedule 3.12(m), none of SDK, Precision nor any Subsidiary of SDK or Precision (a) has been a member of an affiliated group filing a consolidated federal income Tax Return or (b) has any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (n) None of SDK, Precision nor any of their respective Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (o) None of the Shareholders, SDK, Precision nor any Subsidiary of SDK and/or Precision have distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported to be governed in whole or part by Section 355 of the Code within the last two years.

            (p) The Shareholders, SDK, and/or Precision have, at all appropriate times, applied for or have otherwise performed any and all actions necessary to receive appropriate approval for, and have in each case received, and have at all times been in compliance with, requirements for, S Corporation elections.

            3.13  Title to Properties.

            (a) SDK and Precision and each of their respective Subsidiaries have good and marketable title to all of their respective assets as shown on the Base Balance Sheet, or with respect to leased assets, valid leasehold interests in, or with respect to licensed assets, valid licenses to use, free and clear of all Encumbrances (other than Permitted Encumbrances which are set forth in Section 3.13 (a) of the Precision Disclosure Schedule). The machinery and equipment included in the assets as shown on the Base Balance Sheet are in all material respects in operable condition , and all leases of real or personal property to which SDK or Precision or any Subsidiary of SDK or Precision is a party are fully effective and afford SDK or Precision or such Subsidiary, as applicable, peaceful and undisturbed possession of the subject matter of the lease. To the reasonable knowledge of SDK, Precision and the Shareholders, neither SDK, Precision nor any Subsidiary of SDK or Precision is in violation of any zoning, building, or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and neither SDK nor Precision has received any notice of such violation with which it has not complied or had waived.

            (b) Section 3.13(b) of the Precision Disclosure Schedule sets forth the addresses and uses of all Real Property that SDK or Precision, their predecessors, Affiliates or their respective Subsidiaries own, lease or sublease or have ever owned, leased or subleased since January 1, 2003. All leases of Real Property or Tangible Personal Property to which SDK or Precision or any Subsidiary of SDK or Precision is a party are effective and afford SDK or Precision, as applicable, peaceful and undisturbed possession of the subject matter of the lease. As a result of the transactions contemplated by this Agreement, Purchaser will obtain a valid ownership or leasehold interest in all Tangible Personal Property that SDK or Precision or their respective Subsidiaries currently own or lease and all Real Property that SDK or Precision or their respective Subsidiaries currently own or lease, as of the date of this Agreement, in each case free and clear of all title defects and Encumbrances that, if present, would be sufficient to prevent title insurance to be purchased for such Real Property, except Permitted Encumbrances as set forth in Schedule 3.13(b) of the Precision Disclosure Schedule.

            3.14 Absence of Certain Changes or Events. Since the Base Balance Sheet Date, SDK and Precision and their respective Subsidiaries have carried on their business in the ordinary course substantially in accordance with the procedures and practices in effect on the Base Balance Sheet Date.

            (a) Except as set forth under Section 3.14 of the Precision Disclosure Schedule, since the Base Balance Sheet Date there has not been with respect to SDK, Precision or any Subsidiary of SDK or Precision:

                  (i) any change, event, circumstance or effect, which by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or would reasonably be expected to have a Material Adverse Effect on SDK or Precision or their respective Subsidiaries' ability to conduct the Business as presently conducted, or that is reasonably likely to impede the performance by SDK or Precision of their obligations under this Agreement or any of the Precision Ancillary Agreements;

                  (ii) any mortgage, Encumbrance or lien placed on any of the properties of SDK or Precision or any Subsidiary of SDK or Precision except Permitted Encumbrances;

                  (iii) any liability incurred by SDK or Precision or any Subsidiary of SDK or Precision other than in the ordinary course of business or which obligations or liabilities do not exceed in the aggregate $50,000 through the date of this Agreement;

                  (iv) any purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any assets other than in the ordinary course of business and consistent with past practice or which do not exceed an aggregate of $50,000 through the date of this Agreement;

                  (v) any material damage, destruction or loss of any material property or asset, whether or not covered by insurance;

                  (vi)  any labor dispute or claim of unfair labor practices;

                  (vii) any increase in the compensation payable or to become payable to any of SDK or Precision's or any of their respective Subsidiaries' officers (other than for the Shareholders in a manner consistent with the terms of this Agreement), employees or agents earning compensation at an anticipated annual rate in excess of $50,000, or any bonus payment or arrangement made to or with any of such officers, employees, consultants or agents; or any increase in the compensation payable or to become payable to any of SDK's or Precision's or any of their respective Subsidiaries' other officers, employees, consultants or agents (other than normal annual raises for non-officers in the ordinary course of business consistent with past practice) or any bonus payment or arrangement made to or with any of such officers, employees or agents other than normal bonuses or compensation increases granted prior to the date of this Agreement as disclosed under Section 3.14 of the Precision Disclosure Schedule;

                  (viii) any material change with respect to the executive officers of SDK or Precision or any Subsidiary of SDK or Precision; or

                  (ix) any loss of one or more material customers of Precision or any Subsidiary of Precision, which, individually or in the aggregate, account for more than five percent (5%) of the consolidated revenues of Precision and its Subsidiaries as of the Base Balance Sheet Date excluding, however, any customer that ceases to do business with Precision as a direct or indirect result of the execution of this Agreement.

            (b) Except as set forth under Section 3.14 of the Precision Disclosure Schedule, since the Base Balance Sheet Date neither SDK nor Precision, nor any of their respective Subsidiaries has:

                  (i) amended their certificates of incorporation, bylaws or any other organizational document;

                  (ii) made any material payment or discharged any material Encumbrance or Liability;

                  (iii) incurred any material obligation or liability to any of their employees, officers, directors, stockholders or Affiliates, or any loans or advances made to any of its employees, officers, directors, stockholders or Affiliates, except normal compensation and reasonable travel related expense allowances payable to employees, officers or directors;

                  (iv) except as expressly permitted by this Agreement, declared, set aside or paid any dividend on, or made any other distribution in respect of, their capital stock, or made any changes in any rights, preferences, privileges or restrictions of any of their outstanding capital stock;

                  (v) effected or been a party to any transaction relating to a merger, consolidation, sale of all or substantially all of their assets, or similar transaction; or accepted or otherwise entered into any Acquisition Proposal (as defined in Section 5.3);

                  (vi) executed, amended, relinquished, terminated or failed to renew any material Contract, including, without limitation, any lease, transaction or legally binding commitment other than in the ordinary course of their business (nor has there been any written or oral indication or assertion by the other party thereto of its desire to so amend, relinquish, terminate or not renew any such Contract, lease transaction or legally binding commitment);

                  (vii) deferred the payment of any accounts payable outside the ordinary course of business or provided any discount, accommodation or other concession made outside the ordinary course of business in order to accelerate or induce the collection of any receivable;

                  (viii) incurred indebtedness for borrowed money, entered into any capital lease or guaranteed any such indebtedness other than in the ordinary course of their business, and not in excess of $50,000 in the aggregate; or

                  (ix) entered into any other material transaction or taken any other material action outside the ordinary course of their business (other than as disclosed in Section 3.14 of the Precision Disclosure Schedule).

            3.15  Intellectual Property.

            (a) Definition. As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks (registered and/or at common law), trademark applications, trade names, service marks, service mark applications, URLs, works of authorship, copyrights, copyright registrations and applications for registration, mask work rights, moral rights, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary information, proprietary processes and formulae, databases and data collections, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

            (b) Ownership of Intellectual Property. Precision and each Subsidiary of Precision owns all right, title and interest in, or has licenses (sufficient for the conduct of its business as presently conducted) to all Intellectual Property Rights used in or reasonably necessary to the conduct of its business as presently conducted including the business of the development, design, maintenance, sale, licensing, installation and use of Precision's and its Subsidiaries' products and the sale of commercial services using such Intellectual Property Rights (with such Intellectual Property Rights being hereinafter collectively referred to as the "PRECISION IP RIGHTS"). Except as set forth in Section 3.15(b) of the Precision Disclosure Schedule, Precision and its Subsidiaries have the exclusive, unrestricted, worldwide right to design, develop, use, reproduce, manufacture, sell, license and distribute all of their products and services (such products and services being set forth under Section 3.15(b) of the Precision Disclosure Schedule and hereinafter collectively referred to as the "PRECISION PRODUCTS AND SERVICES") and the right to use all of their customer and supplier lists. Neither Precision nor any Subsidiary of Precision have granted any reseller, distributor, sales representative, original equipment manufacturer, value added reseller or other third party any right to reproduce, manufacture, sell, license or distribute any of its products or services in any market segment or geographic location and which right is continuing as of the date of this Agreement. Set forth under Section 3.15(b) of the Precision Disclosure Schedule is a true and complete list of all copyright, mask work and trademark registrations and applications and all patents and patent applications for Precision IP Rights owned or exclusively licensed by Precision or its Subsidiaries. Precision is not aware of any loss, cancellation, termination or expiration of any such registration or patent except as set forth on Section 3.15(b) of the Precision Disclosure Schedule. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material Breach of any instrument or agreement governing any Precision IP Right, will not cause forfeiture or termination or give rise to a right of forfeiture or termination of any Precision IP Right or materially impair the right of Precision to use, sell or license any Precision IP Right or portion thereof except where such breach, forfeiture, termination or impairment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SDK, Precision or the Business.

            (c) No Violation of Rights of Others. The business of Precision and each Subsidiary of Precision and the design, development, use, manufacture, sale, license or provision of any Precision Product and Service does not, and the use, manufacture, sale, license or provision of any Precision Product or Service after the Effective Time will not, cause Precision or any Subsidiary of Precision to infringe or violate any of the Intellectual Property Rights of any other Person. Neither Precision nor any Subsidiary of Precision have received any written or oral claim or notice of infringement or potential infringement of the Intellectual Property Rights of any other Person. Neither Precision nor any Subsidiary of Precision are using any confidential information or trade secrets of any third party, including, but not limited to, any past or present employees or their respective past employers. There are no royalties, honoraria, fees or other payments payable by Precision or any Subsidiary of Precision to any Person by reason of the ownership, use, license, sale, or disposition of Precision IP Rights (other than as set forth under Section 3.15(b) of the Precision Disclosure Schedule.

            (d) Protection of Rights. Precision has taken commercially reasonable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Precision IP Rights. To the knowledge of the Shareholders or Precision, there is no material unauthorized use, infringement or misappropriation of any Precision IP Rights by any Third Party, including, to the knowledge of the Shareholders or Precision, any employee of Precision or any Subsidiary of Precision. Key employees and consultants of Precision or its Subsidiaries have executed and delivered to Precision an agreement regarding the protection of proprietary information and the assignment to Precision of all Intellectual Property Rights arising from the services performed for Precision or any of their respective Subsidiaries by such Persons, and Precision has made available or has delivered to Presstek and its counsel copies of all such agreements.

            3.16 Conformity of Products and Services. All Precision Products and Services delivered or provided by Precision or any Subsidiary of Precision to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers and neither Precision nor any Subsidiary of Precision have any material liability (and, to the Shareholders or Precision's knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Precision or any Subsidiary giving rise to any material liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Base Balance Sheet.

            3.17 Product and Service Warranties. Set forth on Section 3.17 of the Precision Disclosure Schedule are the standard written forms of product and service warranties and guarantees utilized by Precision or any Subsidiary of Precision as of the date of this Agreement with respect to Precision Products and Services. Except as set forth on Section 3.17 of the Precision Disclosure Schedule, during a period of three (3) years prior to the Closing Date, neither Precision nor any Subsidiary of Precision have made any other written material warranties (which remain in effect) with regard to Precision Products and Services. There are not existing or threatened in writing, product liability, warranty or other similar claims against Precision or any Subsidiary of Precision alleging that any Precision Products and Services are defective or fail to meet any product or service warranty except for such claims the Liability for which is not in excess of any reserves therefor reflected on the Base Balance Sheet. Except as set forth on Section
3.17 of the Precision Disclosure Schedule, there are (a) no inherent design defects or systemic or chronic problems in any Precision Products and Services that are known to the Shareholders, Precision or any Subsidiary of Precision and
(b) no liabilities that are known to Precision or any Subsidiary of Precision for warranty or other claims or returns with respect to any Precision Products and Services relating to any such defects or problems in excess of any reserves therefor reflected on the Base Balance Sheet.

            3.18  List of Certain Employees; Suppliers and Customers.

            (a) Section 3.18(a) of the Precision Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance payments and deferred compensation paid or payable, for each officer, employee, consultant and independent contractor of SDK and Precision and the Subsidiaries of SDK and Precision who individually received compensation for the fiscal year ended December 31, 2003 or is anticipated to receive compensation for the fiscal year ending December 31, 2004.

            (b) Section 3.18(b) of the Precision Disclosure Schedule sets forth a list of all suppliers, licensors and vendors of SDK or Precision or the Subsidiaries to whom, since January 1, 2003, SDK or Precision or the Subsidiaries of SDK or Precision made payments aggregating $5,000 or more, showing, with respect to each, the name, address and dollar value involved. No such supplier, licensor or vendor has canceled or otherwise terminated or materially reduced its business with SDK and/or Precision or their respective Subsidiaries or materially and adversely modified its relationship with SDK and/or Precision or their respective Subsidiaries nor, to the knowledge of the Shareholders, SDK or Precision, does any supplier, licensor or vendor, have any plan or intention to do so.

            (c) Section 3.18(c) of the Precision Disclosure Schedule sets forth the name of each customer or distributor of SDK, Precision or their respective Subsidiaries who accounted for more than two percent (2%) of the revenues of SDK or Precision for the fiscal year(s) ending December 31, 2002 and December 31, 2003 (the "CUSTOMERS") showing with respect to each, the name, address and dollar value involved. Except as set forth in Section 3.18(c) of the Precision Disclosure Schedule, since December 31, 2002, no Customer of SDK or Precision or their respective Subsidiaries has canceled or otherwise terminated its relationship with SDK, Precision or their respective Subsidiaries, or not renewed or accepted any maintenance agreements, or has decreased materially its purchases of SDK and/or Precision Products and Services. No Customer has, to the knowledge of the Shareholders, SDK or Precision, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with SDK, Precision or their respective Subsidiaries or to decrease materially or limit its purchase or distribution of Precision Products and Services.

            3.19 Disabling Codes. To the knowledge of the Shareholders and Precision, the software used in Precision Products and Services is free of any disabling codes or instructions (a "DISABLING CODE"), and any virus or other intentionally created, undocumented contaminant (a "CONTAMINANT"), that may, or may be used to, access, modify, delete, damage or disable the Systems (as defined below) or that may result in damage thereto. Software obtained from third party suppliers is, to the knowledge of the Shareholders and Precision, free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the Systems (as defined below) or that might result in damage thereto. Precision has taken reasonable steps and implemented reasonable procedures to ensure that its internal computer systems (consisting of hardware, software, databases or embedded control systems, "SYSTEMS") are free from Disabling Codes and Contaminants. Except as may be set forth in Section 3.19 of the Precision Disclosure Schedule, Precision has in place appropriate disaster recovery plans, procedures and facilities and has taken all reasonable steps to safeguard its Systems and restrict unauthorized access thereto.

            3.20 Compliance with Laws. SDK and Precision and each Subsidiary of SDK and Precision have complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in compliance, in all material respects, with all laws, ordinances, bylaws regulations and rules, and all Orders, writs, injunctions, awards, judgments and decrees, applicable to SDK or Precision or any of their respective Subsidiaries, or to the assets, properties and business of SDK or Precision or any Subsidiary of SDK or Precision, except where the failure to comply with any such laws would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on SDK or Precision or the Business.

      SDK and Precision and each of their respective Subsidiaries have received all material permits, approvals and Governmental Authorizations from, and has made all material filings with, third parties, including Governmental Authorities, that are necessary to the conduct of its business as presently conducted.

            3.21  Agreements and Commitments. Except as set forth under Section
3.21 of the Precision Disclosure Schedule and delivered or made available by SDK or Precision to Presstek on or prior to the Closing Date, as of the date hereof, neither SDK, Precision nor any Subsidiary of SDK or Precision is a party or subject to any agreement, obligation or commitment that is material to SDK or Precision, their financial condition or business or which is described below, including but not limited to the following:

            (a) any Contract providing for payments by or to SDK and/or Precision or any Subsidiary of SDK or Precision in an amount with respect to any single transaction, or series of related transactions, of (i) $10,000 or more in the ordinary course of business or (ii) $5,000 or more not in the ordinary course of business;

            (b) any Contract to which SDK or Precision or any Subsidiary of SDK or Precision is a party (i) with respect to Precision IP Rights licensed or transferred to any third party (other than standard agreements with customers arising in the ordinary course of business consistent with past practice, the forms of which have been delivered to Presstek or its counsel); and (ii) pursuant to which a third party has licensed or transferred any Intellectual Property Rights to SDK and/or Precision or any Subsidiary of SDK or Precision reasonably necessary for the conduct of its business as of the date hereof;

            (c) any agreement by SDK and/or Precision or any Subsidiary of SDK and/or Precision to encumber, transfer or sell any material rights in or with respect to any Precision IP Rights, except non-exclusive software licenses;

            (d) any Contract providing for development of technology for SDK or Precision or any Subsidiary of SDK or Precision which technology (i) is used or incorporated in any Precision Products or Services currently distributed or performed by Precision or any Subsidiary of Precision or (ii) is anticipated to be used or incorporated in any planned products or services of Precision or a Subsidiary of Precision, or any Contract that requires Precision or any Subsidiary of Precision to perform specified development work for a third party.

            (e) any Contract currently in force for hosting, data center, transaction processing or other services related to Precision's website;

            (f) any agreement for the sale or lease of real or personal property involving more than $5,000 per year;

            (g) any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the distribution of Precision's Products;

            (h)   any franchise agreement;

            (i) any Contract granting most favored nation pricing and/or terms to any customer, licensee, purchaser, reseller, promoter or remarketer of any of Precision or its Subsidiaries' products;

            (j) any joint venture Contract or arrangement or any other agreement that involves a sharing of profits with other Persons or the payment of royalties to any other Person;

            (k) any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of SDK or Precision or any Subsidiary of SDK or Precision incurred or made in the ordinary course of business, and except as disclosed in the Precision Financial Statements;

            (l) any Contract containing covenants purporting to limit SDK's or Precision's or any of their respective Subsidiaries' freedom to compete in any line of business in any geographic area or to sell products or services to a specific entity;

            (m) any Contract currently in force to provide source code to any third party for any product or technology;

            (n) any Contract for the employment of any officer, employee or consultant of SDK, Precision or any Subsidiary of SDK or Precision or any other type of Contract or understanding with any officer, employee or consultant of SDK or Precision or any Subsidiary of SDK or Precision that is not immediately terminable by SDK or Precision or the Subsidiary of SDK or Precision;

            (o) any Contract for consulting or similar services with a term of more than sixty (60) days and which is not terminable without penalty with notice of sixty (60) days or less; or

            (p) any other material Contract entered into outside the ordinary course of business.

            All agreements, obligations and commitments listed in Section 3.21 of the Precision Disclosure Schedule, are valid and in full force and effect, and except as expressly noted, a true and complete copy of each has been delivered or made available to Presstek. Except as noted on Section 3.21 of the Precision Disclosure Schedule, none of SDK, Precision nor, to the knowledge of the Shareholders, SDK or Precision, any other party, is in material Breach of or default under any material term of any such agreement, obligation or commitment except where such breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SDK, Precision or the Business. None of SDK, Precision nor any Subsidiary of SDK or Precision has any liability for renegotiation of government Contracts or sub-Contracts which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SDK, Precision or the Business.

            3.22  Employees.

            (a) General Compliance. SDK, Precision and each of their respective Subsidiaries is in compliance in all material respects with all applicable laws and Contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. Except as set forth under Section 3.22(a) of the Precision Disclosure Schedule, none of SDK, Precision nor any Subsidiary of SDK or Precision has employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other applicable laws. All employees of SDK, Precision or any Subsidiary of SDK or Precision located in the United States are legally permitted to be employed by SDK or Precision or such Subsidiary in the United States of America. Neither SDK nor Precision will have any liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

            (b) Good Labor Relations. Each of SDK, Precision and their respective Subsidiaries: (i) has never been and is not now subject to a union organizing effort; (ii) is not subject to any collective bargaining agreement with respect to any of its employees; (iii) is not subject to any other Contract with any trade or labor union, employees' association or similar organization; and (iv) has no current labor disputes and has had no material labor disputes or claims of unfair labor practices since January 1, 2000. SDK, Precision and their respective Subsidiaries have good labor relations, and have no knowledge of any facts indicating that its consummation of the transactions contemplated hereby will have a Material Adverse Effect on such labor relations. Between January 1, 2003 and the date of this Agreement, to the knowledge of the Shareholders, SDK, and Precision's, no executive officer of SDK, Precision or any of their respective Subsidiaries, or any material number of other employees of SDK or Precision or any of their Subsidiaries, has given notice that such employee intends to terminate his or her employment with SDK or Precision or any such Subsidiary. As of the date of this Agreement, none of the Shareholders, SDK nor Precision has any knowledge that any key personnel or other employees intend to leave its or a Subsidiary's employment. There are no controversies pending or, to the Shareholders, SDK's or Precision's knowledge, threatened, between SDK, Precision or any of their respective Subsidiaries and any of their employees that would be reasonably likely to result in SDK and/or Precision incurring any material liability.

            (c)   Employee Plans. Section 3.22(c) of the Precision Disclosure
Schedule identifies each SDK and Precision Employee Plan and copies of each of the Assumed Employee Plans are attached thereto. Copies of all other SDK and Precision Employee Plans (and, if applicable, related trust agreements) and all related documents, amendments and written interpretations (including summary plan descriptions) thereto have been delivered or made available to Presstek or its counsel, together with the two most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such SDK or Precision Employee Plan. No "prohibited transaction," as defined in
Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any SDK or Precision Employee Plan which is covered by Title I of ERISA which would result in a material liability to SDK or Precision, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any SDK or Precision Employee Plan has or will make SDK or Precision, or any Subsidiary of SDK or Precision or any SDK or Precision or Subsidiary officer or director subject to any material liability under Title I of ERISA or liability for any material Tax or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA. Except as set forth in
Section 3.22(c) of the Precision Disclosure Schedule, no SDK or Precision Employee Plans will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. All contributions due from SDK, Precision or any Subsidiary of Precision with respect to any SDK or Precision Employee Plans have been made as required under such plans and, to the extent applicable, ERISA, other than contributions accrued in the ordinary course of business consistent with past practice after the Base Balance Sheet Date as a result of operations of SDK, Precision and their respective Subsidiaries after the Base Balance Sheet Date, all of which have been paid or will be paid when and as required or, if not required to be made, have been accrued on the Precision Financial Statements. SDK, Precision and each of their respective Subsidiaries have performed in all material respects all obligations required to be performed by it under each SDK or Precision Employee Plan, and each SDK and Precision Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such SDK and Precision Employee Plans. All individuals who, pursuant to the terms of any SDK or Precision Employee Plans, are entitled to participate in any SDK or Precision Employee Plan, currently are participating in such SDK or Precision Employee Plan or have been offered an opportunity to do so. Except as set forth under
Section 3.22(c) of the Precision Disclosure Schedule, to the knowledge of the Shareholders, SDK and Precision, no employee of SDK or Precision or any of their respective Subsidiaries, and no person subject to any health plan of SDK or Precision or any of their respective Subsidiaries has made medical claims through such health plan during the 12 months preceding the date hereof for more than $50,000 in the aggregate for which SDK or Precision is responsible, or has any catastrophic illness.

            (d) Pension Plans. All SDK and/or Precision Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "SDK AND/OR PRECISION PENSION PLANS"), are identified as such under Section 3.22(d) of the Precision Disclosure Schedule. Any Precision Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "PRECISION 401(a) PLAN") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part is exempt from Tax pursuant to Section 501(a) of the Code. No Precision Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Precision Pension Plans are subject to Title IV of ERISA. SDK or Precision has delivered to Presstek or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each SDK and/or Precision 401(a) Plan, if any exists.

            (e) Benefit Arrangements. Section 3.22(e) of the Precision Disclosure Schedule lists each employment, severance (including all post-employment liabilities) or other similar Contract or policy and each Contract providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which: (i) is not a Precision Employee Plan;
(ii) is entered into, maintained or contributed to by SDK and/or Precision or any Subsidiary of SDK and/or Precision; and (iii) covers any employee or former employee or independent contractor or consultant of SDK and/or Precision or any Subsidiary of SDK and/or Precision. Such Contracts and policies as are described in this Section 3.22(e) are herein referred to collectively as the "PRECISION BENEFIT ARRANGEMENTS." Each Precision Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations which are applicable to such Precision Benefit Arrangement. SDK and/or Precision has delivered to Presstek or its counsel a complete and correct copy or description of each Precision Benefit Arrangement. All individuals who, pursuant to the terms of any Precision Benefit Arrangement, are entitled to participate in any such Precision Benefit Arrangement, are currently participating in such Precision Benefit Arrangement or have been offered an opportunity to do so and have declined.

            (f) Benefit Changes. Except as set forth in Section 3.22(f) of the Precision Disclosure Schedule since January 1, 2003, there has been no amendment to, written interpretation or announcement (whether or not written) by SDK or Precision or any Subsidiary of SDK or Precision relating to, or change in employee participation or coverage under, any Precision Employee Plan or Precision Benefit Arrangement that would increase materially the expense of maintaining such Precision Employee Plan or Precision Benefit Arrangement in the future.

            (g) COBRA Compliance. SDK, Precision and each of their respective Subsidiaries has complied in all material respects prior to the date hereof, with the continuation coverage requirements of Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Sections 601 through 608 of ERISA, the American Civil Disabilities Act of 1990, as amended, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, and no material Tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of SDK or Precision or any Subsidiary of SDK or Precision.

            (h) No Violation of Contracts. To the knowledge of the Shareholders, SDK or Precision, no employee or consultant of SDK or Precision or any Subsidiary of SDK or Precision is in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any other Contract, or any restrictive covenant relating to the right of any such employee to be employed by SDK or Precision or any Subsidiary of SDK or Precision, or to use Intellectual Property Rights of others. To SDK and/or Precision's knowledge, the mere fact of employment of any Person by SDK or Precision or Subsidiary of SDK or Precision employee does not subject SDK or Precision or any Subsidiary of SDK or Precision to any liability.

            3.23  Relationships with Affiliates. Except as disclosed in Section
3.23 of the Precision Disclosure Schedule, none of SDK, Precision nor the Shareholders nor any Affiliate of any of them has, or since January 1, 2001 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to SDK or Precision's business. Neither SDK and/or Precision nor the Shareholders nor any Affiliate of any of them owns, or since January 1, 2001 has owned, of record or as a beneficial owner, an equity interest in any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with SDK and/or Precision other than business dealings or transactions disclosed in Section 3.23 of the Precision Disclosure Schedule, each of which has been conducted in the ordinary course of business with SDK or Precision at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with SDK and/or Precision with respect to any line of the products or services of SDK and/or Precision (a "COMPETING BUSINESS") in any market presently served by SDK or Precision or their respective Subsidiaries, except for ownership of less than one percent of the outstanding capital stock of any Competing Business with securities listed on any national or regional securities exchange or that have been registered under Section 12(g) of the Exchange Act. Except as set forth in Section 3.23 of the Precision Disclosure Schedule, none of SDK, Precision nor the Shareholders nor any Affiliate of any of them is a party to any Contract with, or has any claim or right against, SDK, Precision or any Subsidiary of SDK or Precision.

            3.24  Environmental Matters.

            (a) As of the Closing, except in compliance with Environmental Laws and Occupational Safety and Health Laws, or in a manner that could not reasonably be expected to subject SDK or Precision or any Subsidiary of SDK or Precision to material liability, no Hazardous Materials are present, at on or under any Facility currently owned, operated, or leased by SDK or Precision, any predecessor, any Subsidiary of SDK or Precision or any former subsidiary, or were present on, at or under any other Facility at the time it ceased to be owned, operated or leased by SDK or Precision, any predecessor, any Subsidiary of SDK or Precision or any former subsidiary. Neither SDK nor Precision, nor any Person for whose conduct they may be held responsible, or to the knowledge of SDK or Precision, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal, or mixed) in which SDK or Precision has or had an interest except in full compliance with all applicable Environmental Laws.

            (b) Except as set forth on Section 3.24 of the Precision Disclosure Schedule during the time that SDK, Precision, any predecessor, Subsidiary of SDK or Precision or any former subsidiary has owned or leased a Facility where:

                  (i) there have been no unlawful disposals, Release or threatened release of Hazardous Materials on, at, from or under any Facility;

                  (ii) no Hazardous Materials have been transported from any Facilities to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any listing with a similar scope or purpose published by any state authority;

                  (iii) there has been no litigation, proceeding or administrative action brought, threatened in writing against the Shareholders, SDK and/or Precision, any predecessor of SDK or Precision, any Subsidiary of SDK or Precision or any former subsidiary, or any settlement reached by the Shareholders, SDK or Precision, any predecessor of SDK or Precision, any Subsidiary of SDK or Precision or any former subsidiary with, any party or parties alleging the presence and/or unlawful disposal, Release or threatened release of any Hazardous Materials on, at, from or under any such Facility or that otherwise relates to Hazardous Activity; and

                  (iv) there has been no written notification from a Governmental Authority or third party, nor is there any litigation, proceeding, or administrative action that has been brought or has been threatened in writing against the Shareholders, SDK, Precision or any Subsidiary of SDK or Precision with respect to violation of an Environment Law or the existence of Environmental, Health and Safety Liabilities held by or with respect to any Facility.

            (c) None of the Shareholders, SDK nor Precision have any knowledge of any presence and/or unlawful disposal, Release or threatened release of Hazardous Materials on, from or under any Facility that may have occurred prior to SDK, Precision, a Subsidiary of SDK and/or Precision or former subsidiary having taken possession of any such Facility.

            (d) SDK and Precision have delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by SDK or Precision or any of their respective Subsidiaries pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by SDK and Precision, or any Subsidiary of SDK and/or Precision or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

            3.25 Certain Transactions and Agreements. To the knowledge of the Shareholders, SDK and Precision, no person who is an officer or director of SDK or Precision or any Subsidiary of SDK or Precision, or a member of any such officer's or director's immediate family:

            (a) has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with SDK or Precision or any Subsidiary of SDK or Precision, (except with respect to any interest in less than one percent (1%) of the outstanding voting shares of any corporation with securities listed on any national or regional securities exchange or that have been registered under
Section 12(g) of the Exchange Act);

            (b) has any direct or indirect material ownership or other economic interest in any Contract or informal arrangement with SDK or Precision or any Subsidiary of SDK or Precision, including, but not limited to, any loan arrangements, except for compensation for services as an officer (listed under Section 3.25 of the Precision Disclosure Schedule), director or employee of SDK or Precision and except for the rights as a holder of securities of SDK and/or Precision; and

            (c) has any property used in the business of SDK, Precision or any Subsidiary of SDK or Precision whether such property is real or personal, tangible or intangible.

            To the knowledge of the Shareholders, SDK and Precision, no officer or director of SDK or Precision or any Subsidiary of SDK or Precision, or any "Affiliate" or "associate" (as such term is defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any Person which purchases from or sells, licenses or furnishes to SDK, Precision or any Subsidiary of SDK or Precision any goods, property, technology or Intellectual Property Rights or other property rights or services, or (ii) any Contract to which SDK or Precision or any Subsidiary of SDK or Precision is a party or by which it may be bound or affected other than with respect to arms-length transactions.

            3.26 Board of Directors, Officers and Key Personnel. Section 3.26 of the Precision Disclosure Schedule accurately sets forth, as of the date of this Agreement: (a) the name and title of each of SDK and/or Precision's officers and their respective Subsidiaries' officers; (b) the name and title of supervisory, developmental or other key personnel of SDK and Precision and their respective Subsidiaries; and (c) the name, principal occupation and address of each member of SDK and/or Precision's board of directors and their respective Subsidiaries' boards of directors. Except as disclosed in Section 3.26 of the Precision Disclosure Schedule, to SDK's and Precision's knowledge, none of the officers or directors of SDK or Precision or their respective Subsidiaries during the previous five years has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any Order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his, engaging in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

            3.27 Insurance. SDK and Precision and each Subsidiary of SDK and Precision maintains, and at all times since its inception has maintained, fire and casualty, workers compensation, general liability, business interruption and product liability insurance (which current policies are listed under Section
3.27 of the Precision Disclosure Schedule) which it believes to be reasonably prudent for similarly sized and similarly situated businesses. Section 3.27 of the Precision Disclosure Schedule sets forth all material claims made under SDK and/or Precision's insurance policies since January 1, 2001 and the premiums that apply with respect to such insurance policies as of the date of this Agreement. The insurance policies set forth on Section 3.27 of the Precision Disclosure Schedule are in full force and effect and neither SDK nor Precision is in default with respect to any material provision contained in such insurance policies nor has SDK and/or Precision failed to give any notice of any claim under insurance policies in due and timely fashion, nor has any coverage for current claims been denied, except where such default or failure as of the date of this Agreement, individually or in the aggregate, could not reasonably be expected to result in a cost to SDK and/or Precision in excess of Ten Thousand Dollars ($10,000).

            3.28  Investment Banking and Brokerage Fees. Except as set forth on
Section 3.28 of the Precision Disclosure Schedule, SDK and Precision has not incurred or become liable for any broker's or finder's fees, banking fee or similar compensation relating to or in connection with the transactions contemplated hereby.

            3.29 Accuracy of Disclosure. This Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by SDK or Precision or the Shareholders to Presstek or Purchaser under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

      4.    REPRESENTATIONS AND WARRANTIES OF PRESSTEK AND PURCHASER

            Except as set forth in the Presstek Disclosure Schedule, the parts of which are numbered to correspond to the Section numbers of this Agreement and which thereby qualify the corresponding representations and warranties contained in this Article 4, each of Presstek and Purchaser, where applicable, hereby represents and warrants to SDK, Precision and the Shareholders as follows:

            4.1 Organization and Good Standing. Each of Presstek and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on Presstek. Presstek has made available to SDK and/or Precision a true and correct copy of its and Purchaser's certificate of incorporation and bylaws, each as amended to date (collectively, the "PRESSTEK CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Presstek is not in violation of any of the provisions of the Presstek Charter Documents.

            4.2   Power, Authorization and Non-Contravention.

            (a) Each of Presstek and Purchaser has the corporate power, legal capacity and authority to (i) carry on its business as now conducted; (ii) own, operate and lease its properties in the manner in which its properties are currently owned, used and leased; (iii) perform its obligations under Contracts to which Presstek or any of their respective Subsidiaries is a party or bound; and (iv) enter into and perform its obligations under this Agreement, and all agreements to which Presstek or Purchaser is or will be a party that are required to be executed pursuant to this Agreement (the "PRESSTEK ANCILLARY AGREEMENTS"); except in the case of clauses (i), (ii), (iii) and (iv) of this
Section 4.2 where the failure to have such power, capacity or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Presstek or Purchaser. The execution, delivery and performance of this Agreement and the Presstek Ancillary Agreements have been duly and validly approved and authorized by Presstek's Board of Directors and Purchaser's Board of Directors, as applicable. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Presstek and Purchaser. The written consent of Presstek, as the sole stockholder of Purchaser, is sufficient for the approval of, and no other approval of any holder of any securities of Presstek is required in connection with, the consummation of the transactions contemplated hereby.

            (b) No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Authority or other Person is required to be obtained or made by Presstek or Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of a Current Report on Form 8-K with respect to the purchase of the Shares in accordance with the Exchange Act, (ii) such consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Presstek or Purchaser or prevent, alter or materially delay the consummation of the transactions contemplated hereby.

            (c) This Agreement and the Presstek Ancillary Agreements are, or when executed by Presstek and Purchaser (as applicable) and the other parties thereto will be, valid and binding obligations of Presstek and Purchaser, to the extent a party thereto, enforceable against Presstek and Purchaser, to the extent a party thereto, in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Presstek Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

            4.3 No Violation of Charter Documents, Contracts or Laws. Neither the execution and delivery of this Agreement or any Presstek Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, Breach, impairment or violation of: (a) any provision of the certificate of incorporation, bylaws or other charter documents of Presstek or Purchaser, as currently in effect; (b) any material Contract to which Presstek or any of their respective Subsidiaries is a party or bound; or
(c) any federal, state, local or foreign judgment, writ, decree, Order, statute, rule or regulation applicable to Presstek any Subsidiary of Presstek or any of their respective assets or properties.

      5.    SDK, PRECISION AND SHAREHOLDER COVENANTS

            5.1 Advice of Changes. During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10 hereof, the Shareholders will promptly advise Presstek in writing of: (i) the discovery by the Shareholders, SDK or Precision of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by the Shareholders, SDK or Precision contained in this Agreement untrue or inaccurate in any material respect; (ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by SDK, Precision, or the Shareholders contained in this Agreement, if made on or as of the date of such event or the Closing Date (provided that representations and warranties which are confined to a specific date shall speak as of that date), untrue or inaccurate in any material respect; (iii) any Breach of any covenant or obligation of SDK, Precision or the Shareholders pursuant to this Agreement or any Ancillary Agreement; (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 9 impossible or unlikely; and (v) any Material Adverse Effect on SDK, Precision and/or the Business.

            5.2 Conduct of Business. During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10 hereof, each of SDK and Precision and each of their respective Subsidiaries shall, except to the extent that Presstek shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on the Business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due, pay or perform other material obligations when due, and use all commercially reasonable efforts consistent with past practices and policies to
(i) preserve intact its present business organization, (ii) keep available the services of its present officers, (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings, (iv) maintain SDK and Precision's assets in good working condition and repair according to the standards it has maintained as of the date of this Agreement, subject only to ordinary wear and tear, and (v) keep in full force all insurance policies identified under Section 3.27 of the Precision Disclosure Schedule and obtain, renew or extend any insurance consistent with past practices for the Business and SDK and Precision's assets. In addition, during that period, SDK and/or Precision will promptly notify Presstek of any material event involving the operation of the Business or SDK's or Precision's assets.

            In addition, during the period from the date of this Agreement until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10 hereof, except as provided otherwise herein or as approved or recommended by Presstek in writing, SDK and Precision and their respective Subsidiaries will not, without the prior written consent of Presstek, which consent shall not be unreasonably withheld or delayed:

            (a) sell, lease, license, encumber or otherwise dispose of any of the assets of SDK or Precision or any Subsidiary of SDK or Precision, except for the Excluded Assets, which individually or in the aggregate, are material to the Business or which have a book value in excess of $10,000, other than sales of products to customers and resellers on commercially reasonable terms effected in the ordinary course of business consistent with past practice;

            (b) incur any indebtedness for borrowed money, enter into any capital leases or guarantee any such indebtedness or capital leases of any other Person or enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, which obligations, liabilities or indebtedness exceed $10,000 in the aggregate;

            (c) except as required under agreements existing as of the date of this Agreement as set forth under Section 5.2(c) of the Precision Disclosure Schedule, grant or pay any bonus, royalty, severance or termination pay or increased salary or other compensation to any officer, director, employee, consultant or agent of SDK and/or Precision or their respective Subsidiaries or enter into any new employment agreement or a consulting agreement which provides for payment of more than $10,000 annually with any such Person, or enter into any new agreement or plan of the type described in Sections 3.22(c) or 3.22(e) except in the ordinary course of business and consistent with past practices, or as otherwise indicated in Exhibit 2.2;

            (d) enter into, amend, modify or terminate any Contract, except in the ordinary course of business consistent with past practice and to the extent such action would not require disclosure under Section 3.21, or waive, release, compromise or assign any material rights or claims;

            (e) issue or sell any shares of the capital stock of any class (or securities convertible or exercisable into such shares) of SDK or Precision or any of their respective Subsidiary;

            (f) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business or enter into any joint ventures, partnerships or limited liability companies, or enter into strategic relationships or alliances, which are material, individually or in the aggregate, to the Business;

            (g) except as set forth in Section 5.2(g) in the Precision Disclosure Schedule, make or permit to be made any capital expenditures, or make or commit or commit or agree to make any payments that would be classified as expenses under GAAP in each case which exceed $5,000 in any one transaction or the terms of which transactions are not in the ordinary course of business consistent with past practice;

            (h) materially change its business practices or policies or services;

            (i) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices, or agree to any material audit assessment by any tax authority or make any tax election;

            (j) lend any amount to any Person, other than loans made to Subsidiaries of SDK and/or Precision that will be repaid in full prior to the Effective Time, in an amount not to exceed $10,000, and advances for reasonable travel related expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount, which travel related expenses shall be documented by receipts for the claimed amounts in accordance with past practice;

            (k) make any material payments outside the ordinary course of business in a manner that was inconsistent with past practice;

            (l) take any action which would have a Material Adverse Effect on SDK and/or Precision; or

            (m) agree to do, or permit a Subsidiary to do or agree to do, any of the things described in the preceding clauses 5.2(a) through (l).

            (n) except for (i) the Excluded Assets and (ii) the regular base annual salary and benefits paid to the Shareholders in the normal course of their employment, neither SDK nor Precision, collectively or individually, will pay, distribute, grant (through dividends or otherwise), convey or otherwise transfer cash or assets to, or for the benefit of the Shareholders(including fees and expenses incurred by Shareholders related to this Agreement) , exceeding Four Hundred Sixty Five Thousand Dollars ($465,000) from the period beginning on January 1, 2004 and ending on the Closing Date.

            5.3   No Solicitation.

            (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article 10, the Shareholders, SDK and/or Precision and their respective Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, stockholders, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly take any action to solicit, initiate, seek or encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any Person regarding any acquisition of SDK, Precision or any of their respective Subsidiaries, any merger or consolidation with or involving, or any acquisition of any material portion of the stock or assets of SDK, Precision or any of their respective Subsidiaries or any material license of any Intellectual Property Rights of SDK, Precision or their respective Subsidiaries (any of the foregoing being referred to in this Agreement as an "ACQUISITION PROPOSAL") or enter into an agreement concerning any Acquisition Proposal with any party other than Presstek and Purchaser.

            (b)   The Shareholders shall as promptly as reasonably practicable:
(i) advise Presstek in writing of any Acquisition Proposal or request which SDK or Precision reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such request, inquiry or Acquisition Proposal, and the identity of the Person or group making any such request, inquiry or Acquisition Proposal, and (ii), upon the request of Presstek, notify such Person or group of the obligations under this Agreement and the intention to abide by them. The Shareholders shall keep Presstek informed as promptly as practicable in all material respects of amendments to any such request, inquiry or Acquisition Proposal.

            5.4 Regulatory Approvals. The Shareholders, SDK and Precision will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Presstek may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. The Shareholders, SDK and Precision will use commercially reasonable efforts to obtain or assist Presstek in obtaining all such authorizations, approvals and consents.

            5.5 Necessary Consents. The Shareholders, SDK and Precision will use all commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions provided for herein and to facilitate and allow Presstek to carry on SDK's and Precision's Business after the Closing Date.

            5.6   [INTENTIONALLY OMITTED]

            5.7 Litigation. SDK and/or Precision will notify Presstek in writing promptly after learning of any action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated or threatened against the Shareholders, SDK or Precision. If the Shareholders, SDK or Precision becomes subject to a review by the Internal Revenue Service or any other taxing agency or authority for periods prior to the Closing Date, the Shareholders shall keep Presstek informed on a regular basis of the nature of such proceedings and shall consider in good faith any recommendations made by Presstek as to the conduct and settlement of such proceedings. In no event will the Shareholders, SDK or Precision enter into any settlement or other stipulation with respect to any such review without the written consent of Presstek, which consent will not be unreasonably withheld.

            5.8 Notification of Employee Problems. The Shareholders will promptly notify Presstek if any of the Shareholders' or SDK's or Precision's officers becomes aware that any of the key personnel listed under Section 3.26 of the Precision Disclosure Schedule intends to leave SDK's or Precision's employ.

            5.9 Satisfaction of Closing Conditions. Each of SDK, Precision and the Shareholders will use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in
Article 9 or elsewhere in this Agreement on or before the Closing. Subject to the terms and conditions of this Agreement, SDK, Precision and the Shareholders will use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of Third Parties and to make all filings with, and give all notices to, Third Parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

            5.10 Confidentiality. SDK, Precision and the Shareholders agree that SDK, Precision, and the Shareholders and their respective officers, directors, agents and representatives, will hold in strict confidence, and will not use or disclose, any Confidential Information or proprietary data obtained from Purchaser or Presstek with respect to Purchaser or Presstek except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information which has been disclosed to SDK and/or Precision or the Shareholders by Third Parties which have a right to do so shall not be deemed Confidential Information or proprietary data for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, SDK, Precision and the Shareholders will return to Presstek (or certify that they have destroyed) all copies of such Confidential Information and proprietary data, including, but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to SDK, Precision or the Shareholders in connection with the transactions contemplated hereby.

            5.11 Access to Information. During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10 hereof, subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, and subject to compliance with applicable laws (including, but not limited to, antitrust laws), SDK and Precision will provide Presstek and its agents with reasonable access, during regular business hours, to the files, books, records and offices of SDK and Precision and their respective Subsidiaries, including, without limitation, any and all information relating to SDK's, Precision's and their respective Subsidiaries' Taxes, commitments, Contracts, leases, licenses, real, personal and intangible property (including any Intellectual Property Rights), and financial condition. SDK and Precision will cause their respective accountants to cooperate with Presstek and its agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

      6.    COVENANTS OF PRESSTEK AND PURCHASER

            6.1 Advice of Changes. During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article 10 hereof, Presstek and Purchaser will promptly advise Precision in writing of: (i) the discovery by Presstek or Purchaser of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by Presstek or Purchaser contained in this Agreement untrue or inaccurate in any material respect; (ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by Presstek or Purchaser contained in this Agreement, if made on or as of the date of such event or the Closing Date (provided that the representations and warranties which are confined to a specific date shall speak only as of such date), untrue or inaccurate in any material respect; (iii) any Breach of any covenant or obligation of Presstek pursuant to this Agreement or any Ancillary Agreement;
(iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 8 impossible or unlikely; and (v) any Material Adverse Effect on Presstek.

            6.2 Regulatory Approvals. Presstek will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, federal, state, local or foreign, which may be reasonably required, or which Precision may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Presstek will use commercially reasonable efforts to obtain all such authorizations, approvals and consents.

            6.3 Litigation. Presstek will notify Precision in writing promptly after learning of any action, suit, investigation, litigation or proceeding threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

            6.4 Satisfaction of Conditions Precedent. Upon the terms and subject to the conditions of this Agreement, Presstek will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 8 on or before the Closing Date. Upon the terms and subject to the conditions of this Agreement, Presstek will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of Third Parties and to make all filings with, and give all notices to, Third Parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

            6.5 Necessary Consents. Purchaser and Presstek will use all commercially reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions provided for herein.

            6.6 Confidentiality. Purchaser and Presstek agree that Purchaser and Presstek and their respective officers, directors, agents and representatives, will hold in strict confidence, and will not use or disclose, any Confidential or proprietary data obtained from Precision, SDK or Shareholders with respect to Precision, SDK, or Shareholders, or information regarding the existence of the discussions between the parties related to this Agreement and the terms of this transaction except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby or otherwise as expressly permitted by this Agreement. If the transactions contemplated by this Agreement are not consummated, Purchaser and Presstek will return to Precision, SDK or Shareholders (or certify that they have destroyed) all copies of such Confidential Information and proprietary data, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Purchaser or Presstek in connection with the transactions contemplated hereby.

      7.    ADDITIONAL COVENANTS

            7.1   Liability for Taxes.

            (a) The Shareholders shall be liable for, (i) any Taxes caused by or resulting from the sale of the Shares (including, without limitation, all Taxes arising from the Section 338(h)(10) Elections), (ii) any Taxes imposed on or incurred by SDK and/or Precision arising out of the inclusion of SDK and/or Precision in any combined, consolidated, unitary or similar group (a "GROUP") prior to the Closing Date, (iii) any Taxes imposed on or incurred by SDK and/or Precision (or any Group with respect to the taxable items of SDK and/or Precision) for any taxable period ending on or before the Closing Date (or the portion, determined as described in paragraph (c) of this Section 7.1, of any such Taxes for any taxable period beginning on or before and ending after the Closing Date which is allocable to the portion of such period occurring on or before the Closing Date (the "PRE CLOSING PERIOD")) except for Taxes arising from transactions by SDK and/or Precision outside the ordinary course of business after the Closing, (iv) any sales, use, value added, transfer, real property transfer or gain, gross receipts, excise, stamp, documentary or similar Taxes arising from the transactions contemplated in this Agreement and

(v) any attorneys' fees or other costs incurred by Presstek or SDK and/or Precision in connection with any payment from the Shareholders under this paragraph (a) of Section 7.1.

            (b) Presstek shall be liable for, and shall indemnify and hold the Shareholders harmless from any Taxes imposed on or incurred by or with respect to SDK and/or Precision for which the Shareholders are not liable under paragraph (a) of this Section 7.1.

            (c) Whenever it is necessary for purposes of paragraph (a) or (b) of this Section 7.1 to determine the portion of any Taxes imposed on or incurred by SDK and/or Precision (or any Group) for a taxable period beginning on or before and ending after the Closing Date which is allocable to the Pre Closing Period, the determination shall be made, in the case of property, ad valorem or similar Taxes (which are not measured by, or based upon, production) or franchise or capital Taxes (which are not measured by, or based upon, net income), on a per diem basis, except any consequences of the Section 338(h)(10) Elections shall be excluded, and, in the case of other Taxes, by assuming that the Pre Closing Period constitutes a separate taxable period of SDK and/or Precision and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning on or before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre Closing Period ratably on a per diem basis and any consequences of the Section 338(h)(10) Elections shall be excluded).

            (d) the Shareholders and Presstek will, to the extent permitted by applicable law, elect with the relevant taxing authorities to close all taxable periods of SDK and/or Precision as of the close of business on the Closing Date.

            (e) Presstek agrees to pay to the Shareholders any refund received after the Closing Date by Presstek or SDK and/or Precision, in respect of any Taxes for which the Shareholders are liable under paragraph (a) of this Section 7.1, except to the extent such refund is shown as an asset on the Final Balance Sheet. The Shareholders agree to pay to Presstek any refund received by the Shareholders in respect of any Taxes for which Presstek is liable under paragraph (b) of this Section 7.1. The parties shall cooperate in order to take all necessary steps to claim any such refund. Any such refund received by a party for the account of the other party shall be paid to such other party within thirty (30) days after such refund is received.

            (f) the Shareholders and Presstek agree that any payment made with respect to Taxes pursuant to this Section 7.1 or as an indemnity under Article XII shall be treated by the parties on their Tax Returns as an adjustment to the Purchase Price for SDK and/or Precision Common Stock.

            7.2 Tax Proceedings. In the event Presstek or SDK and/or Precision or any of their affiliates receives notice (the "PROCEEDING NOTICE") of any examination, claim, adjustment or other proceeding with respect to the liability of SDK and/or Precision for Taxes for any period for which the Shareholders is or may be liable under paragraph (a) of Section 7.1, Presstek shall notify the Shareholders in writing thereof (the "PRESSTEK NOTICE") no later than the earlier of (a) thirty (30) days after the receipt by Presstek, SDK and/or Precision or any of their affiliates of the Proceeding Notice, or (b) ten (10) days prior to the deadline for responding to the Proceeding Notice. As to any such Taxes for which the Shareholders are liable under paragraph (a) of Section 7.1, the Shareholders shall be entitled at their expense to control or settle the contest of such examination, claim, adjustment or other proceeding, provided the Shareholders notify Presstek in writing that they desire to do so no later than the earlier of (i) thirty (30) days after receipt of the Presstek Notice, or (ii) five (5) days prior to the deadline for responding to the Proceeding Notice. The parties shall cooperate with each other and with their respective affiliates, and will consult with each other, in the negotiation and settlement of any proceeding described in this Section 7.2.

            7.3 Payment of Taxes. All Taxes with respect to SDK and/or Precision shall be paid by the party that is legally responsible therefor. Except as otherwise provided in Sections 7.1-7.3, any amount to which a party is entitled under Sections 7.1-7.3 shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated stating that the Taxes to which such amount relates are due and providing details supporting the calculation of such amount.

            7.4 Tax Returns. All Tax Returns which relate to any Taxes of SDK and/or Precision shall be prepared and filed by the party that is legally responsible therefor. The Shareholders shall, in a timely manner and in accordance with all laws and regulations, prepare or have prepared and file any and all Tax Returns for the period beginning on January 1, 2004 through the Closing. All taxable items of SDK and/or Precision for the period beginning on January 1 of the calendar year in which the Closing occurs and extending through the Closing (and, to the extent required in the applicable regulations, through the close of business on the Closing Date, but in no event including items arising from transactions by SDK and/or Precision outside the ordinary course of business after the Closing) will be included in the consolidated federal income Tax Return of the Seller Group and will be reported on a basis consistent with previously filed Tax Returns. Presstek and its affiliates, including SDK and/or Precision, shall cooperate with the Shareholders and shall make available all necessary records and timely take all action necessary to allow the Shareholders and its affiliates to prepare and file the Tax Returns which they are responsible for preparing and filing under this Section 7.4.

            7.5 Tax Allocation Arrangements. Effective as of the Closing, all liabilities and obligations between SDK and/or Precision, on one hand, and the Shareholders and any affiliates thereof, on the other hand, under any tax indemnity, sharing, allocation or similar agreement or arrangement in effect prior to the Closing shall be extinguished in full, and any liabilities or rights existing under any such agreement or arrangement shall cease to exist and shall no longer be enforceable by the Shareholders. The Shareholders and their affiliates shall execute any documents necessary to effectuate the provisions of this Section 7.5.

            7.6 Cooperation and Exchange of Information. Each party will provide, or cause to be provided, to the other party copies of all correspondence received from any taxing authority by such party or any of its affiliates in connection with the liability of SDK and/or Precision for Taxes for any period for which such other party is or may be liable under paragraph
(a) or (b) of Section 7.1. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return or claim for refund, in determining a liability or a right of refund or in conducting any audit or other proceeding in respect of Taxes imposed on the parties or their respective affiliates. The parties and their affiliates will preserve and retain all Tax Returns, schedules, work papers and all material records or other documents relating to any such Tax Returns, claims, audits or other proceedings until the expiration of the statutory period of limitations (including extensions) of taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available to the other party or any affiliate thereof, and their respective officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to SDK or Precision as they shall deem necessary. Any information obtained pursuant to this Section 7.6 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refunds or in conducting any audit or other proceeding. Each party shall provide the cooperation and information required by this Section 7.6 at its own expense.

            7.7 Conflict. In the event of a conflict between the provisions of Sections 7.1-7.8 and any other provisions of this Agreement, the provisions of Sections 7.1-7.8 shall control.

            7.8 Assistance and Cooperation. Each of the Shareholders and Presstek (and their respective Affiliates) shall, with respect to items (a) and
(b) below, at the expense of the requesting party, otherwise at their own expense:

            (a) assist the other party in preparing any Tax returns which such other party is responsible for preparing and filing in accordance with this Agreement;

            (b) cooperate fully in preparing for any audits of, or disputes with Taxing authorities regarding, any Tax returns relating to SDK or Precision or the Subsidiaries;

            (c) make available to the other and to any Taxing authority as reasonably requested all information, records, and documents relating to Taxes concerning SDK and/or Precision or the Subsidiaries;

            (d) make available to the other and to any Taxing authority as reasonably requested employees and independent auditors to provide explanations and additional information relating to Taxes concerning SDK and/or Precision or the Subsidiaries;

            (e) provide timely notice to the other in writing of any pending or threatened Tax audits, assessments or Tax proceedings with respect to SDK and/or Precision or the Subsidiaries for taxable periods for which the other may have a liability under this Agreement;

            (f) furnish the other with copies of all correspondence received from any Taxing authority in connection with any Tax audit or Tax proceedings with respect to any taxable period for which the other may have a liability under this Agreement; and

            (g) retain any books and records that could reasonably be expected to be necessary or useful in connection with Presstek's preparation of any Tax returns, or for any audit, examination, or proceeding relating to Taxes. Such books and records shall be retained until the expiration of the applicable statute of limitations (including extensions thereof to the extent the party has been notified thereof); provided, however, that in the event of an audit, examination, investigation or proceeding has been instituted prior to the expiration of the applicable statute of limitations (or in the event of any claim under this Agreement), the books and records shall be retained until there is a final determination thereof (and the time for any appeal has expired).

            7.9   Non-Competition, Non-Solicitation and Non-Disparagement.

            (a) Non-Competition. For a period of five (5) years after the Closing Date, the Shareholders shall not, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, or render services to, or guarantee the obligations of, any Person engaged in or planning to become engaged in the Business; provided, however, that the Shareholders may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

            (b) Non-Solicitation. For a period of five (5) years after the Closing Date, neither of the Shareholders shall, directly or indirectly:

                  (i) solicit any business in competition with the Business of Precision or Presstek from any Person who is a customer of Purchaser or Presstek or was a customer of SDK or Precision; or

                  (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of SDK and/or Precision on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser or Presstek or in any way interfere with its relationship with Purchaser or Presstek.

            (c) Non-Disparagement. After the Closing Date, the parties will not disparage the other parties or any of their respective shareholders, directors, officers, employees or agents.

            (d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 7.9(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This
Section 7.9 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 7.9 is reasonable and necessary to protect and preserve Purchaser's legitimate business interests and the value of the Business and the Shares and to prevent any unfair advantage being conferred on SDK and/or Precision or the Shareholders.

            7.10 Further Assurances. The Shareholders, SDK and Precision agree that if, at any time before or after the Effective Time, Presstek considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Purchaser title to the Shares and the use by Presstek, Purchaser, SDK or Precision of SDK and/or Precision's assets (including as a result of any failure to obtain the consent of any third party), the Shareholders and SDK and/or Precision shall execute and deliver all such proper deeds, assignments and assurances and do all other things reasonably necessary to vest, perfect or confirm title to such property or rights in Purchaser and take all such other lawful and reasonably necessary action to carry out the purposes of this Agreement will remit to SDK and/or Precision all checks or payments received by it subsequent to the Effective Time which constitute SDK and/or Precision assets.

            7.11 Filings. As promptly as practicable after the date of this Agreement, each of the Shareholders, SDK and Precision and Presstek will prepare and file any filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Shareholders, SDK and Precision and Presstek each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 7.11. Neither Presstek nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Presstek, any of its Affiliates or subsidiaries, or imposing or seeking to impose any limitation on the ability of Presstek or any of its Affiliates or subsidiaries to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Shares to be acquired.

            7.12 Joint Participation. Each of the Shareholders, SDK and Precision, on the one hand, and Presstek, on the other hand, will notify the other promptly upon the receipt of any comments from the government officials in connection with any filing made pursuant hereto for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, any government officials, on the other hand. Each of the Shareholders, SDK and Precision, on the one hand, and Presstek, on the other hand, will use commercially reasonable efforts to cause all documents that it is responsible for filing with regulatory authorities under this Section

7.12 to comply in all material respects with all applicable Legal Requirements and the rules and regulations promulgated thereunder.

      8.    CONDITIONS TO OBLIGATIONS OF SDK, PRECISION AND THE SHAREHOLDERS

      SDK's Precision's and the Shareholders' obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by SDK and/or Precision, but only in a writing signed on behalf of SDK and/or Precision by an authorized officer).

            8.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Presstek and Purchaser set forth in Article 4 of this Agreement shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct as of the date hereof and on and as of such particular date as if made on and as of such particular date.

            8.2 Covenants. Presstek and Purchaser shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing Date.

            8.3 Absence of Material Adverse Effect. No Material Adverse Effect with respect to Presstek shall have occurred since the date of this Agreement and be continuing.

            8.4 Compliance with Law. There shall be no Order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

            8.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the sale of the Shares by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable Securities Laws and state "Blue Sky" or securities laws.

            8.6   [INTENTIONALLY OMITTED]

            8.7 Absence of Litigation. No litigation or proceeding shall be pending which could reasonably be expected to have the effect of enjoining or preventing the consummation, or altering the terms, of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on Presstek that has not been previously disclosed to SDK and/or Precision herein.

            8.8 Other Deliveries. Purchaser shall have delivered to SDK and/or Precision and the Shareholders and/or their designee, as the case may be:

            (a) the Purchase Price, provided that delivery of the Purchase Price shall include delivery of the Escrow Amount to the Escrow Agent;

            (b) a certificate executed by Purchaser and Presstek as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2.

            (c) the executed Consulting Agreement with Edward Klepacki in a form similar to that which is attached hereto as Exhibit 8.8 (c).

            (d) the executed Employment Agreement with Dwight Klepacki on terms mutually acceptable to Dwight Klepacki, Purchaser and Presstek..

            (e) an opinion letter from Purchaser and Presstek's counsel in form reasonably satisfactory to Precision, SDK, Shareholders and their counsel with respect to matters customary for a transaction of this nature dated as of the Closing Date.

      9.    CONDITIONS TO OBLIGATIONS OF PRESSTEK

      The obligations of Presstek hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Presstek, but only in a writing signed on behalf of Presstek by an authorized officer):

            9.1 Accuracy of Representations and Warranties. Each of the representations and warranties of the Shareholders, SDK and/or Precision set forth in Article 3 of this Agreement shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct on and as of the date hereof and on and as of such particular date as if made on and as of such particular date.

            9.2 Covenants. SDK and Precision shall have performed and complied in all material respects with all of its covenants contained in Article 5 on or before the Closing Date, and Presstek shall have received a certificate to such effect executed on behalf of SDK and Precision by the President, Chief Executive Officer or Chief Financial Officer of each of SDK and Precision.

            9.3 Absence of Material Adverse Effect. No Material Adverse Effect with respect to SDK or Precision shall have occurred since the date of this Agreement and be continuing.

            9.4 Compliance with Law. There shall be no Order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

            9.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations and there shall have been taken such other action, as may be required to consummate the sale of the Shares by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

            9.6 Third-Party Consents; Assignments; Other Documents. Presstek shall have received: (a) duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations, permits or other certificates set forth on Section 9.6 of the Precision Disclosure Schedule;

and (b) any other written consents, assignments, waivers, authorizations or other certificates where, in the case of this clause (b), the failure to have received the same would have a Material Adverse Effect on SDK or Precision, including any consents required to continue in effect any Contracts of SDK or Precision or any Subsidiary of SDK or Precision which are individually or in the aggregate material to SDK and/or Precision.

            9.7 Releases. Each of SDK and Precision's directors and officers and the Shareholders shall have executed and delivered to Presstek a general release of all claims, which he, she or it may have (in any capacity) against Presstek, Purchaser, SDK and Precision or any Subsidiary of SDK and Precision, in a form mutually acceptable to the parties (the "RELEASES").

            9.8 Opinion of SDK and/or Precision's Counsel. Presstek shall have received from counsel to the Shareholders, SDK and Precision an opinion letter in form reasonably satisfactory to Presstek and its counsel with respect to matters customary for a transaction of this nature dated as of the Closing Date.

            9.9 Financial. SDK and/or Precision shall have delivered to Presstek documentation sufficient to demonstrate to Presstek's satisfaction that:

            (a) the EBITDA for Precision for the six months ended June 30, 2004, calculated in a manner consistent with its financial statements for the year ended December 31, 2003, was One Million Dollars ($1,000,000). The calculation of EBITDA shall exclude any costs and expenses incurred by Precision related to this transaction including, legal, accounting, investment banking and consulting fees and expenses;

            (b) except for (i) the Excluded Assets and (ii) the regular base annual salary and benefits paid to the Shareholders in the normal course of their employment, neither SDK nor Precision, collectively or individually, has paid, distributed, granted (through dividends or otherwise), conveyed or otherwise transferred cash or assets to, or for the benefit of, the Shareholders exceeding Four Hundred Sixty Five Thousand Dollars ($465,000) between December 31, 2003 and June 30, 2004;

            (c) all external debt, intercompany or related party debt and/or obligations as well as any debt or other charges or amounts due to be paid to any lending institution have been discharged prior to or at Closing by the Precision and SDK, provided, however, that such payment shall be made in accordance with Section 2.2 and shall not be in addition to, or otherwise cause an increase to, the Purchase Price. The Shareholders, SDK and Precision shall
(i) have satisfied all obligations to any and all lending institutions, any and all external debt, intercompany or related parties debt and/or obligations, any debt or other charges or amounts due to be paid to any lender or lending institution, and any creditors holding liens or other encumbrances on the Shares or the assets of SDK and/or Precision or any Subsidiary of SDK and/or Precision and (ii) have delivered pay-off letters and will obtain releases, in form and substance reasonably satisfactory to Presstek, of any liens or other Encumbrances on the Shares or the assets of SDK, Precision or any Subsidiary of SDK or Precision.

            9.10  [INTENTIONALLY OMITTED]

            9.11 Absence of Litigation. No litigation or proceeding shall be pending which could reasonably be expected to have the effect of enjoining or preventing the consummation, or altering the terms, of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on SDK or Precision or the Business.

            9.12 Non-Competition Agreements. (i) Each of the employees of SDK or Precision listed on Schedule 9.12 shall have executed and delivered to Presstek a non-solicitation and non-competition agreement in substantially the form attached hereto as Exhibit 9.12 (the "NON-SOLICITATION AND NON-COMPETITION AGREEMENTS"), to be effective upon the Effective Time.

            9.13 Escrow Agreement. Presstek, the Shareholders, and the Escrow Agent shall execute and deliver a customary form of escrow agreement mutually acceptable to Presstek and Precision, on terms and conditions similar to those attached hereto as Exhibit 9.13 (the "ESCROW AGREEMENT") which shall provide that 50% of the Escrow Amount, minus the amount of any disputed or paid Claims from the Escrow Amount shall be released to Shareholders on the first anniversary of the Closing Date and the remaining Escrow Amount shall be released to the Shareholders on the second anniversary of the Closing Date except as otherwise provided by the Escrow Agreement, to be effective upon the Closing, pursuant to which the Escrow Amount will be withheld from the Purchase Price by Purchaser and deposited in escrow as security for the indemnification obligations provided for in Article 11.

            9.14  [INTENTIONALLY OMITTED]

            9.15 Other Deliveries. SDK and/or Precision shall have delivered to Purchaser and Presstek the following:

            (a) for each interest in Real Property identified on Section 3.13(c) of the Precision Disclosure Schedule, an Assignment and Assumption of Lease or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Purchaser and its counsel and executed by SDK and/or Precision or their respective Subsidiaries, as may be appropriate;

            (b) such other instruments of transfer and conveyance as may reasonably be requested by Purchaser, each in form and substance satisfactory to Purchaser and its legal counsel and executed by the Shareholders, SDK, Precision and/or their respective Subsidiaries, as applicable;

            (c) fully executed instruments to effect changes to the signing and authorization authority with respect to the bank and other accounts set forth on Section 3.10 of the Precision Disclosure Schedule;

            (d) a certificate executed by SDK, Precision and the Shareholders as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 9.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 9.2;

            (e) a certificate of the Secretary of each of SDK and Precision certifying, as complete and accurate as of the Closing, copies of their respective charter documents, certifying all requisite resolutions or actions of their respective board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and certifying to the incumbency and signatures of their officers executing this Agreement and any other document relating to the transactions contemplated by this Agreement;

            (f) resignations of all officers and directors of SDK and/or Precision and all Subsidiaries of SDK and/or Precision.

            9.16 Financial Statements. Precision shall have delivered a copy of its reviewed financial statements for the six month period ended June 30, 2004, certified by its chief executive officer and chief financial officer as being prepared in a manner consistent with the accounting methods used by Precision as of December 31, 2003, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto).

      10.   TERMINATION OF AGREEMENT

            10.1  Right to Terminate.

            (a) This Agreement may be terminated and the purchase of the Shares abandoned at any time prior to the Effective Time:

                  (i)   by the mutual written consent of Precision and Presstek;

                  (ii) by either Precision or Presstek, if such party (including its stockholders) is not in material Breach of any representation, warranty, covenant or agreement contained in this Agreement, and such other party is in material Breach of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation of such other party will have become untrue, in either case to an extent that would cause the conditions set forth in Article 8 (for SDK and/or Precision) or Article 9 (for Presstek) not to be satisfied and such breaching party fails to cure such material Breach within 15 days of written notice of such material Breach from the non-Breaching party (except that no cure period will be provided for a Breach which by its nature cannot be cured);

                  (iii) by either Precision or Presstek, if the Closing shall not have been consummated by July 31, 2004 for any reason; provided, however, that the right to terminate this Agreement under this Section 10(a)(iii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a Breach of this Agreement;

                  (iv) by either Precision or Presstek, if there is a final nonappealable Order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement, or if any statute, rule, regulation or Order is enacted, promulgated or issued or deemed applicable to the purchase of the Shares by any Governmental Authority that would make consummation of the purchase of the Shares illegal; or

                  (v) by either Precision or Presstek, if a Material Adverse Effect occurs with respect to the other party (which in the case of Precision, will also include SDK).

            10.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 10.1, such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis of such termination. Termination of this Agreement will be effective upon the delivery of such notice.

            10.3 Continuing Obligations. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 10.3, 10.4 and
Article 12, each of which shall survive the termination of this Agreement, and
(ii) nothing herein shall relieve any party from liability for any fraud or intentional or willful Breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties pursuant to this Agreement or any other Contract to maintain the confidentiality of information regarding the other party, all of which obligations shall survive termination of this Agreement in accordance with their terms.

            10.4  Effect of Termination.

            (a) In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article 10, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party hereto, except (i) as provided in subsection (b) of this Section 10.4 and (ii) under the provisions of Sections
5.10 and 6.6 hereof, which provisions shall survive such termination and abandonment, and except that, notwithstanding any other provision of this Agreement or any Ancillary Agreement, none of the parties hereto shall be relieved or released from any liabilities or further obligations arising from or in connection with any fraud or intentional or willful breach of its obligations under this Agreement or any Ancillary Agreement.

            (b) In the event of the termination of this Agreement by Presstek in connection with or response to SDK and/or Precision or the Shareholders accepting an Acquisition Proposal in violation of Section 5.3, then, provided Purchaser or Presstek is not in Breach of any of its obligations under this Agreement or the Confidential Disclosure Agreement dated March 31, 2004, SDK and Precision shall pay to Presstek, by wire transfer of immediately available funds, One Million Dollars ($1,000,000) as liquidated damages, and not as a penalty, as Purchaser's and Presstek's sole and exclusive remedy. All amounts payable pursuant to this Section 10.4(b) shall be paid immediately upon the sale or transfer of any Precision , SDK assets or stock pursuant to the Acquisition Proposal.

      11. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

            11.1 Survival of Representations. All representations and warranties of Presstek, Purchaser, the Shareholders, SDK and Precision contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, subject to Section 11.4 and Section 11.7.

            11.2 Agreement to Indemnify Presstek and Purchaser. Subject to the limitations set forth in this Article 11, the Shareholders will indemnify and hold harmless Presstek and Purchaser and their officers, directors, agents and employees, and each Person, if any, who controls Presstek within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act, and SDK and Precision and any Subsidiary of SDK or Precision (hereinafter referred to individually as a "PRECISION INDEMNIFIED PERSON" and collectively as "PRECISION INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses, including without limitation, reasonable legal fees and costs (hereinafter referred to as "DAMAGES") directly or indirectly arising out of or resulting from:

            (a) any Breach of any representation or warranty made by SDK, Precision or the Shareholders in this Agreement, or the certificates delivered pursuant to Section 9;

            (b) any Breach of any covenant or obligation of SDK, Precision or the Shareholders in this Agreement or any Ancillary Agreement; or

            (c) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with SDK or Precision or the Shareholders (or any Person authorized to act on their behalf) in connection with any of the transactions contemplated by this Agreement.

            11.3 Agreement to Indemnify Shareholders. Purchaser and Presstek will indemnify and hold harmless Shareholders from and against any and all claims, demands, actions, causes of action, losses costs, damages, liabilities and expenses, including without limitation reasonable fees and costs ("Damages") directly or indirectly arising out of or resulting from:

            (a) any Breach of any representation or warranty made by Purchaser or Presstek in this Agreement; or

            (b) any Breach of any covenant or obligation of Purchaser or Presstek in this Agreement or any Ancillary Agreement; or

            (c) any claims relating to the conduct of the business of Precision, SDK, Purchaser or Presstek arising in whole or in part after the Closing.

            11.4  Limitations on Liability of the Shareholders; Exceptions.

            (a) Limitations on Liability. Except as set forth in Section 11.4(b), after the Effective Time, the Escrow Amount deposited in escrow pursuant to the Escrow Agreement shall be Precision Indemnified Persons' sole recourse for claims under Section 11.2, and no claim for Damages shall be made under Section 11.2 after the expiration of the Escrow Period. In addition, except for claims under Section 11.2(c), no claims for Damages under Section
11.2 may be made hereunder unless and until the aggregate amount of all such claims exceeds $50,000, in which event all claims for Damages shall be subject to indemnification hereunder.

            (b) Exceptions to Limitations on Liability. None of the limitations set forth in Section 11.4(a) shall in any manner to limit the liability or indemnification obligations of the Shareholders with respect to:
(i) fraud or any intentional or willful Breach; or (ii) any Breach of the representations and warranties in Sections 3.3 (with respect to the ownership of the Shares).

            11.5  [INTENTIONALLY OMITTED]

            11.6  [INTENTIONALLY OMITTED]

            11.7 Indemnification and Reimbursement by Seller - Environmental Matters. In addition to the other indemnification provisions in this Article 11, the Shareholders, jointly and severally, will indemnify and hold harmless Precision Indemnified Persons, and will reimburse the Precision Indemnified Persons, for any Damages (including costs of Cleanup, containment, or other remediation) arising from or in connection with:

            (a) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the facilities, assets, or the business of SDK and/or Precision, or (ii) any Hazardous Materials or other contaminants that were present on the facilities or assets of SDK and/or Precision at any time on or prior to the Closing Date; or

            (b) any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person or any assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to business of SDK and/or Precision or their respective assets prior to the Closing Date, or from any Hazardous Material that was (i) present or suspected to be present and released on or before the Closing Date on or at the Facilities (or present or suspected to the present on the Facilities, if such Hazardous Material emanated or allegedly emanated from any other facility and was present or suspected to be present on any Facility on or prior to the Closing Date) and Released or allegedly Released by any Person on or at the Facilities at any time prior to the Closing Date.

      Purchaser will be entitled to control any remedial action, any Proceeding relating to an environmental claim, and any other Proceeding with respect to which indemnity may be sought under this Section 11.7. The procedure described in Section 11.10 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.7.

            11.8 Survival of Claims. Notwithstanding anything to the contrary, if, prior to the expiration of the Escrow Period, an Indemnified Person makes a claim for indemnification under either this Agreement or the Escrow Agreement with respect to a misrepresentation or Breach of such representation or warranty or other indemnifiable claim, then the Identifiable Person's rights to indemnification under Article 11.7 for such claim shall survive the expiration of the Escrow Period.

            11.9  Escrow.

            (a) Escrow Agent. [Mellon Bank] or such other escrow agent selected by Presstek prior to the Closing and reasonably acceptable to Precision (the "ESCROW AGENT") shall hold, release and perform other tasks related to the "Escrow Property" (as defined below) pursuant to the provisions of the Escrow Agreement.

            (b) Escrow Property. In accordance with Section 2.2, Presstek will deposit the Escrow Amount into escrow to be held subject to the terms and conditions of the Escrow Agreement.

            (c) Escrow Period. The Escrow Agent will hold the (i) Escrow Amount, and (ii) any dividends and distributions on the Escrow Amount, as collateral for the indemnification obligations of the Shareholders, and shall release such Escrow Amount and income to satisfy valid claims, all pursuant to the Escrow Agreement and Article 11. The Escrow Agent will continue to hold the Escrow Amount, and any income on the Escrow Amount, not released in satisfaction of claims under the Escrow Agreement until the end of the Escrow Period and thereafter to the extent a valid claim has been made prior to expiration of the relevant period, and, in such case, the Escrow Agent will continue to hold only such portion of the Escrow Amount with an aggregate value equal to such amount reasonably claimed by any SDK and/or Precision Indemnified Party. Any amount not previously released or held pending resolution of a pending claim shall be distributed promptly after the Escrow Period in accordance with the written instructions of SDK and Precision.

            11.10 Third Party Claims

            (a) Promptly after receipt by a Person entitled to indemnification under Section 11.2, 11.3 or 11.7 (an "INDEMNIFIED PERSON") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to provide indemnification under such Section (an "INDEMNIFYING PERSON") of the assertion of such Third-Party Claim; provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

            (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.10(a) of the assertion of such Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is or may reasonably be made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of the Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's written consent unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its written consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

            (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its written consent (which may not be unreasonably withheld).

            (d) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claims and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and
(ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

            (e) With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its reasonable best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid disclosure of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

      12.   MISCELLANEOUS

            12.1 Entire Agreement. This Agreement, the Ancillary Agreements and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

            12.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto; provided however, that Purchaser may assign its rights to acquire the Shares in whole or in part to an Affiliate. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            12.3 No Third Party Beneficiaries. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner, employee or any party hereto or any other Person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

            12.4 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

            12.5 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and have been reviewed by each party hereto. Accordingly, no ambiguity in the language hereof will be construed for or against either party.

            12.6 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

            12.7 Section Headings. A reference to an Article, Section, Exhibit or Schedule will mean an Article or Section in, or an Exhibit or Schedule to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

            12.8 Amendment, Extension and Waivers. At any time prior to the Effective Time, Presstek and Precision may, to the extent legally allowed: (a) extend the time for performance of any of the obligations of the other party;
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant thereto; and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any waiver of this Agreement will be valid only if set forth in writing and signed by the party to be bound, and any amendment of this Agreement will be valid only if set forth in writing and signed by Presstek and Precision. The waiver by a party of any Breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding Breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

            12.9 Public Announcement. No party hereto shall issue any press release or otherwise make any statements to any Third-Party with respect to this Agreement or the transactions contemplated hereby other than with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Prior to the issuance of any announcement of this Agreement and the transactions contemplated hereby by any party, such party will consult with the other party regarding the content of such announcement and obtain such other party's reasonable approval of such press release. Notwithstanding the foregoing, either party may issue such announcements, and make such other disclosures regarding this Agreement or the transactions contemplated hereby, as it determines are required under applicable laws, regulatory rules or any listing agreement.

            12.10 Fees and Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees of a party's own accountants, attorneys, investment bankers and other professionals, shall be paid by the party incurring such expenses, whether or not the purchase and sale of the Shares is consummated; provided, however, that the Shareholders shall be responsible for such fees and expenses of SDK and/or Precision and its Affiliates which may be paid by Precision and SDK as provided is Section 5.2(n).

            12.11 Governing Law. The validity of this Agreement the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties of this Agreement will be exclusively governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts as applied to agreements entered into solely between residents of and to be performed entirely in the Commonwealth of Massachusetts, without reference to that body of law relating to conflicts of law or choice of law.

            12.12 Jurisdiction; Venue; Waiver of Jury Trial.

            (a) Each of the parties to this Agreement hereby agrees that the state and federal courts of the Commonwealth of Massachusetts shall have jurisdiction to hear and determine any claims or disputes between the parties hereto pertaining directly or indirectly to this Agreement, and all documents, instruments and agreements executed pursuant hereto or thereto, or to any matter arising herefrom (unless otherwise expressly provided for herein or therein). To the extent permitted by law, each party hereby expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced by any of the other parties hereto in any of such courts, and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to such party at the address to which notices are to be sent pursuant to this Agreement. Each of the parties waives any claim that Massachusetts is an inconvenient forum or an improper forum based on lack of venue. The choice of forum set forth in this Section 12.12 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action to enforce the same in any other appropriate jurisdiction.

            (b) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that the other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

            12.13 Remedies. It is specifically understood and agreed that any Breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such Breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Except as otherwise provided in Section 11.3 and Section 11.5 or elsewhere herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

            12.14 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

            If to Presstek, Purchaser or
            (after the Closing) SDK and/or Precision:

                                         Presstek, Inc.
                                         55 Executive Drive
                                         Hudson, New Hampshire 03051
                                         Phone: (603) 595-7000

                                         Attention: Moosa E. Moosa,
                                         Vice President-Finance and CFO
                                         Phone: (603) 595-7000

            with a copy to:              James Scafide, Esq.
                                         55 Executive Drive
                                         Hudson, New Hampshire 03051
                                         Phone: (603) 595-7000

            If to the Shareholders

                                         Edward Klepacki, Jr.
                                         107 Baker Hill Road
                                         Florence, Massachusetts 01062,

                                         Dwight Klepacki
                                         30 Ashton Lane
                                         South Hadley, Massachusetts 01075

            with a copy to:

                                         Donald L. Graham, Esq.
                                         Murphy, Hesse, Toomey & Lehane, LLP
                                         300 Crown Colony Drive
                                         Quincy, MA 02169
            or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 12.14.

            12.15 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement.

            12.16 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.

                                           PRESSTEK, INC.

                                           By:__________________________________
                                              Name:  Moosa E. Moosa
                                              Title: Vice President - Finance,
                                              Chief Financial Officer, Treasurer
                                              and Secretary

                                           PRECISION ACQUISITION CORP.

                                           By:__________________________________
                                              Name:
                                              Title:

SDK REALTY CORP.                           PRECISION LITHOGRAINING CORP.

By:__________________________________      By:__________________________________
Name:                                      Name:
Title:                                     Title:

By:__________________________________      By:__________________________________
Name:                                      Name:
Title:                                     Title:

EDWARD KLEPACKI, JR., shareholder.         EDWARD KLEPACKI, JR., shareholder.

_____________________________________      _____________________________________

DWIGHT KLEPACKI, shareholder               DWIGHT KLEPACKI, shareholder

_____________________________________      _____________________________________

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                 PRESSTEK, INC.,

                          PRECISION ACQUISITION CORP.,

                                SDK REALTY CORP.

                          PRECISION LITHOGRAINING CORP.

                              EDWARD KLEPACKI, JR.

                                       AND

                                 DWIGHT KLEPACKI

                            DATED AS OF JUNE 2, 2004

                                TABLE OF CONTENTS

                                                                                                             PAGE
1.    DEFINITIONS AND USAGE OF CERTAIN TERMS...............................................................    1

      1.1         Definitions..............................................................................    1
      1.2         Usage....................................................................................    8

2.    PURCHASE AND SALE OF SHARES..........................................................................    9

      2.1         (a)  Purchase and Sales of Shares........................................................    9
      2.2         Consideration............................................................................   10
      2.3         Closing Balance Sheet....................................................................   10
      2.4         Section 338(h)(10) Elections.............................................................   10
      2.5         Transfer Taxes...........................................................................   11
      2.6         Closing..................................................................................   11

3.    REPRESENTATIONS AND WARRANTIES OF SDK, PRECISION AND THE SHAREHOLDERS................................   11

      3.1         Organization and Good Standing...........................................................   11
      3.2         Subsidiaries.............................................................................   11
      3.3         Capitalization...........................................................................   12
      3.4         Power, Authorization and Non-Contravention...............................................   13
      3.5         No Violation of Charter Documents and Contracts; Compliance with Legal
                  Authorizations; Governmental Authorizations..............................................   14
      3.6         Documents and Disclosures................................................................   15
      3.7         Precision Financial Statements...........................................................   16
      3.8         Internal Control Over Financial Reporting................................................   16
      3.9         Accounts Receivable......................................................................   17
      3.10        Banking Relations........................................................................   17
      3.11        Litigation...............................................................................   17
      3.12        Taxes....................................................................................   18
      3.13        Title to Properties......................................................................   20
      3.14        Absence of Certain Changes or Events.....................................................   20
      3.15        Intellectual Property....................................................................   22
      3.16        Conformity of Products and Services......................................................   23
      3.17        Product and Service Warranties...........................................................   23
      3.18        List of Certain Employees; Suppliers and Customers.......................................   24
      3.19        Disabling Codes..........................................................................   24
      3.20        Compliance with Laws.....................................................................   25
      3.21        Agreements and Commitments...............................................................   25
      3.22        Employees................................................................................   27
      3.23        Relationships with Affiliates............................................................   29
      3.24        Environmental Matters....................................................................   29
      3.25        Certain Transactions and Agreements......................................................   30
      3.26        Board of Directors, Officers and Key Personnel...........................................   31
      3.27        Insurance................................................................................   31
      3.28        Investment Banking and Brokerage Fees....................................................   32
      3.29        Accuracy of Disclosure...................................................................   32

4.    REPRESENTATIONS AND WARRANTIES OF PRESSTEK AND PURCHASER.............................................   32

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

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                             PAGE
      4.1         Organization and Good Standing...........................................................   32
      4.2         Power, Authorization and Non-Contravention...............................................   32
      4.3         No Violation of Charter Documents, Contracts or Laws.....................................   33

5.    SDK, PRECISION AND SHAREHOLDER COVENANTS.............................................................   33

      5.1         Advice of Changes........................................................................   33
      5.2         Conduct of Business......................................................................   33
      5.3         No Solicitation..........................................................................   35
      5.4         Regulatory Approvals.....................................................................   36
      5.5         Necessary Consents.......................................................................   36
      5.6         [Intentionally Omitted]..................................................................   36
      5.7         Litigation...............................................................................   36
      5.8         Notification of Employee Problems........................................................   36
      5.9         Satisfaction of Closing Conditions.......................................................   36
      5.10        Confidentiality..........................................................................   37
      5.11        Access to Information....................................................................   37

6.    COVENANTS OF PRESSTEK AND PURCHASER..................................................................   37

      6.1         Advice of Changes........................................................................   37
      6.2         Regulatory Approvals.....................................................................   37
      6.3         Litigation...............................................................................   38
      6.4         Satisfaction of Conditions Precedent.....................................................   38
      6.4         Necessary Consents.......................................................................   38
      6.4         Confidentiality..........................................................................   38

7.    ADDITIONAL COVENANTS.................................................................................   38

      7.1         Liability for Taxes......................................................................   38
      7.2         Tax Proceedings..........................................................................   39
      7.3         Payment of Taxes.........................................................................   40
      7.4         Tax Returns..............................................................................   40
      7.5         Tax Allocation Arrangements..............................................................   40
      7.6         Cooperation and Exchange of Information..................................................   40
      7.7         Conflict.................................................................................   40
      7.8         Assistance and Cooperation...............................................................   40
      7.9         Non-Competition, Non-Solicitation and Non-Disparagement..................................   41
      7.10        Further Assurances.......................................................................   42
      7.11        Filings..................................................................................   42
      7.12        Joint Participation......................................................................   42

8.    CONDITIONS TO OBLIGATIONS OF SDK, PRECISION AND THE SHAREHOLDERS.....................................   43

      8.1         Accuracy of Representations and Warranties...............................................   43
      8.2         Covenants................................................................................   43
      8.3         Absence of Material Adverse Effect.......................................................   43
      8.4         Compliance with Law......................................................................   43

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

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                             PAGE
      8.5         Government Consents......................................................................   43
      8.6         [Intentionally Omitted]..................................................................   43
      8.7         Absence of Litigation....................................................................   43
      8.8         Other Deliveries.........................................................................   43

9.    CONDITIONS TO OBLIGATIONS OF PRESSTEK................................................................   44

      9.1         Accuracy of Representations and Warranties...............................................   44
      9.2         Covenants................................................................................   44
      9.3         Absence of Material Adverse Effect.......................................................   44
      9.4         Compliance with Law......................................................................   44
      9.5         Government Consents......................................................................   44
      9.6         Third-Party Consents; Assignments; Other Documents.......................................   44
      9.7         Releases.................................................................................   45
      9.8         Opinion of SDK and/or Precision's Counsel................................................   45
      9.9         Financial................................................................................   45
      9.10        [Intentionally Omitted]..................................................................   45
      9.11        Absence of Litigation....................................................................   45
      9.12        Non-Competition Agreements...............................................................   46
      9.13        Escrow Agreement.........................................................................   46
      9.14        [Intentionally Omitted]..................................................................   46
      9.15        Other Deliveries.........................................................................   46
      9.16        Financing................................................................................   46

10.   TERMINATION OF AGREEMENT.............................................................................   47

      10.1        Right to Terminate.......................................................................   47
      10.2        Termination Procedures...................................................................   47
      10.3        Continuing Obligations...................................................................   47
      10.4        Effect of Termination....................................................................   47

11.   SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS......................   48

      11.1        Survival of Representations..............................................................   48
      11.2        Agreement to Indemnify Presstek and Purchaser............................................   48
      11.3        Agreement to Indemnify Shareholders......................................................   49
      11.4        Limitations on Liability of the Shareholders; Exceptions.................................   49
      11.5        [Intentionally Omitted]..................................................................   49
      11.6        [Intentionally Omitted]..................................................................   49
      11.7        Indemnification and Reimbursement by Seller - Environmental Matters......................   49
      11.8        Survival of Claims.......................................................................   50
      11.9        Escrow...................................................................................   50
      11.10       Third Party Claims.......................................................................   50

12.   MISCELLANEOUS........................................................................................   51

      12.1        Entire Agreement.........................................................................   51
      12.2        Assignment; Binding Upon Successors and Assigns..........................................   52

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

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                             PAGE
      12.3        No Third Party Beneficiaries.............................................................   52
      12.4        No Joint Venture.........................................................................   52
      12.5        Construction of Agreement................................................................   52
      12.6        Severability.............................................................................   52
      12.7        Section Headings.........................................................................   52
      12.8        Amendment, Extension and Waivers.........................................................   52
      12.9        Public Announcement......................................................................   53
      12.10       Fees and Expenses........................................................................   53
      12.11       Governing Law............................................................................   53
      12.12       Jurisdiction; Venue; Waiver of Jury Trial................................................   53
      12.13       Remedies.................................................................................   54
      12.14       Notices..................................................................................   54
      12.15       Time is of the Essence...................................................................   55
      12.16       Counterparts.............................................................................   55

                                      -iv-